UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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3M Company
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

George W. Buckley
Chairman of the Board, President and
Chief Executive Officer

March 27, 2006

Dear Stockholder:

I am pleased to invite you to attend 3M’s Annual Meeting of Stockholders, which will be held on Tuesday, May 9, 2006, at 10 a.m., at the RiverCentre, 175 West Kellogg Boulevard, St. Paul, Minnesota.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. I will report on Company operations and discuss our plans for growth. There will also be time for your questions and comments.

The fine attendance of our stockholders at Annual Meetings over the years has been very helpful in maintaining good communication. I sincerely hope you will be able to join us. Your attendance cards to the Annual Meeting are located on the back cover of this proxy statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote on the Internet, by telephone, or by completing and mailing a traditional proxy card. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of 3M.

Sincerely,

2006 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders	iii
Proxy Statement	1
Purpose of the Annual Meeting	1
Annual Meeting Admission	1
Quorum	1
Stockholders Entitled to Vote	1
Proposals You Are Asked to Vote On and the Board’s Voting Recommendations	2
Required Vote	3
Voting Methods	3
Changing Your Vote	4
Counting the Vote	4
Confidentiality	5
Results of the Vote	5
Delivery of Proxy Materials	5
List of Stockholders	5
Electronic Delivery of Proxy Materials and Annual Report	5
Cost of Proxy Solicitation	6
Transfer Agent	6
Governance of the Company	7
Corporate Governance Guidelines	7
Executive Sessions	7
Presiding Director	7
Communication with Directors	7
Director Independence	7
Director Nomination Process	9
3M Business Conduct Policies	11
Board Structure and Committee Membership	13
Audit Committee	14
Compensation Committee	14
Nominating and Governance Committee	15
Public Issues Committee	15
Director Compensation and Stock Ownership Guidelines	16
Proposals To Be Voted On	18
Proposal No. 1 — Election of Directors	18

i

Proposal No. 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm	22
Proposal No. 3 — Proposal to Amend the Company’s Certificate of Incorporation to Authorize the Annual Election of Directors	22
[Proposal No. 4 — Stockholder Proposal]	24
Proposal No. 5 — Stockholder Proposal	25
Proposal No. 6 — Stockholder Proposal	28
Proposal No. 7 — Stockholder Proposal	30
Common Stock Ownership of Directors and Executive Officers	32
Beneficial Ownership Table	33
Security Ownership of More Than 5 Percent Stockholders	34
Section 16(a) Beneficial Ownership Reporting Compliance	35
Executive Compensation	35
Summary Compensation Table	35
Option Grants in Last Fiscal Year	37
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	38
Long-Term Incentive Plan Awards Table	39
Employment Contracts, Termination of Employment, and Change-in-Control Arrangements.	40
Retirement Benefits	47
Compensation Committee Report on Executive Compensation	48
Compensation Committee Interlocks and Insider Participation	52
Audit Committee Report	53
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm	53
Fees of the Independent Registered Public Accounting Firm	54
Stock Performance Graph	55
Requirements for Submission of Stockholder Proposals for Next Year’s Annual Meeting	56
Appendix A — Corporate Governance Guidelines	A-1
Appendix B — Audit Committee Charter	B-1
Appendix C — Compensation Committee Charter	C-1
Appendix D — Nominating and Governance Committee Charter	D-1
Appendix E — Public Issues Committee Charter	E-1
Appendix F — Certificate of Amendment to the Certificate of Incorporation	F-1

ii

3M COMPANY
3M Center, St. Paul, Minnesota 55144

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m. on Tuesday, May 9, 2006
Place	RiverCentre 175 West Kellogg Boulevard St. Paul, Minnesota
Items of Business

(1)   To elect directors to a 3-year term.

(2)   To ratify the appointment of PricewaterhouseCoopers LLP as 3M’s independent registered public accounting firm.

(3)   To approve an amendment to the Company’s Certificate of Incorporation to authorize the annual election of directors

(4)   [To consider four stockholder proposals if properly presented at the meeting. See the Table of Contents for a description of the stockholder proposals.]

(5)   To transact such other business as may properly come before the Annual Meeting.

Adjournments and Postponements

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote if you were a stockholder of record at the close of business on Friday, March 10, 2006.
Annual Report	Our 2005 Annual Report, which is not part of the proxy soliciting materials, is enclosed.
Meeting Admission

Either an admission ticket or proof of ownership of 3M stock, as well as a form of personal identification, must be presented in order to be admitted to the Annual Meeting. If you are a shareholder of record, your admission ticket is included on the back cover of this proxy statement. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof of ownership with you to the Meeting, or you may request an admission ticket in advance. Please refer to the section entitled “Annual Meeting Admission” on page 1 for further details.

Proxy Voting

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy card as soon as possible. You may submit your proxy card for the Annual Meeting by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “Voting Methods” on page 3 of this proxy statement and the voting instructions on the proxy card.

By Order of the Board of Directors,

GREGG M. LARSON
Associate General Counsel and Secretary

This Proxy Statement and Proxy Card Are Being Distributed On Or About March 27, 2006.

iii

PROXY STATEMENT

The Board of Directors (the “Board”) of 3M Company, a Delaware corporation (“3M” or the “Company”) is soliciting proxies for the Annual Meeting of Stockholders. You are receiving a proxy statement because you own shares of 3M common stock that entitle you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. The proxy statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision.

The information included in this proxy statement relates to proposals to be voted on at the meeting (if properly presented), the voting process, 3M’s Board and Board committees, the compensation of directors and certain current and former executive officers, and other required information.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to elect directors and to conduct the business described in the Notice of Annual Meeting.

Annual Meeting Admission

Only stockholders are invited to attend the meeting. An admission ticket or proof of ownership of 3M stock, along with personal identification, must be presented in order to be admitted to the Annual Meeting. If you are a stockholder of record, your admission ticket is on the back of this proxy statement. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof of ownership with you to the Annual Meeting, or obtain an admission ticket in advance. Tickets are also available on the Internet voting site — www.eproxy.com/mmm. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

Quorum

A quorum is the minimum number of shares required to hold a meeting. Under 3M’s Bylaws, a quorum requires that a majority of the outstanding shares of stock entitled to vote at the meeting must be represented in person or by proxy at the meeting. Both abstentions and broker non-votes are counted as present for determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has not voted. Thus, broker non-votes will not affect the outcome of any of the matters to be voted on at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Stockholders Entitled to Vote

Each share of our common stock outstanding as of the close of business on March 10, 2006, the record date, is entitled to one vote at the Annual Meeting on each matter properly brought before the meeting. As of that date, there were [772,204,170] shares of common stock issued and outstanding.

Most 3M stockholders hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

•       STOCKHOLDER OF RECORD — If your shares are registered directly in your name with 3M’s Transfer Agent, Wells Fargo Bank, N.A., you are considered the stockholder of record of those shares and these proxy materials are being sent directly to you by 3M. As the stockholder of record, you have the right to grant your voting proxy directly to 3M or to vote in person at the meeting.

•       BENEFICIAL OWNER — If your shares are held in a stock brokerage account, by a bank, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker, trustee, or nominee who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker, trustee, or nominee is obligated to provide you with a voting instruction card for you to use.

•       If your shares are held in your account in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan, you are considered the beneficial owner of these shares and the trustee of the plans is the stockholder of record. Participants in 3M’s Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan may direct the trustee how to vote the shares allocated to their account by following the voting instructions contained on the proxy card. Participants in 3M’s Voluntary Investment Plan and Employee Stock Ownership Plan may also direct the trustee how to vote a proportionate number of allocated shares of common stock for which it has not received direction, and shares not allocated to individual participant accounts by following the same voting instructions. If you fail to direct the trustee how to vote your shares by following these voting instructions, the trustee will vote your shares as described in the voting instructions.

Proposals You Are Asked to Vote On and the Board’s Voting Recommendations

The following proposals are scheduled to be voted on at the meeting. 3M’s Board recommends that you vote your shares as indicated below.

Proposals:	The Board’s Voting Recommendations:
1. The election of directors for a 3-year term.	“FOR” each nominee to the Board
2. The ratification of the appointment of PricewaterhouseCoopers LLP as 3M’s independent registered public accounting firm.	“FOR”
3. Proposal to amend the Company’s Certificate of Incorporation to authorize the annual election of directors	“FOR”
4. [Consideration of a stockholder proposal regarding annual elections]	“AGAINST”
5. Consideration of a stockholder proposal regarding executive compensation.	“AGAINST”

6. Consideration of a stockholder proposal regarding 3M’s animal welfare policy.	“AGAINST”
7. Consideration of a stockholder proposal regarding 3M’s business operations in China.	“AGAINST”

Other than the proposals described in this proxy statement, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy by telephone, Internet, or by signing and returning your proxy card, any of the persons named as proxy holders — George W. Buckley, 3M’s Chairman, President and CEO, Edward A. Brennan, and Rozanne L. Ridgway — will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If any of our nominees is unavailable as a candidate for director, the above-named proxy holders will vote your proxy for another candidate or candidates as may be nominated by the Board of Directors.

Required Vote

Director Nominees — The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that the director nominee with the most votes for a particular slot is elected for that slot. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld. Our Corporate Governance Guidelines, which appear in Appendix A in this proxy statement, set forth our procedures if a director-nominee is elected, but receives a majority of “withheld” votes. In an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation. The Nominating and Governance Committee is required to make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose their decision-making process. Full details of this Policy are set out under “Proposal No. 1 — Election of Directors” and in paragraph B6 of the Corporate Governance Guidelines in Appendix A.

The Proposal to Amend the Certificate of Incorporation — The affirmative “FOR” vote by the holders of at least eighty percent (80%) of the outstanding common stock entitled to vote is required to approve the amendment to the Company’s Certificate of Incorporation. An abstention on this proposal is not an affirmative vote and will have the same effect as a vote against this proposal.

All other proposals require the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy at the meeting and entitled to vote on the matter. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described in the section above entitled “Quorum.” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. The stockholder proposals are presented as a request to the Board to take action. Affirmative votes for these proposals will inform the Board about the level of support for these proposals.

Voting Methods

If you hold shares directly as the stockholder of record, you may vote by granting a proxy or, if you hold shares beneficially in street name, by submitting voting instructions to your broker or nominee. If you own shares beneficially as a participant in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan, you may vote by submitting voting instructions to the trustee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting for stockholders of record will be available 24 hours a day, and will close at 12:00 p.m. (Central Time) on the day before the Annual Meeting. Participants in 3M’s Voluntary Investment Plan and Employee Stock Ownership Plan and the 3M Savings Plan may instruct the trustee how to vote their shares via the Internet, by telephone, or by signing and returning the proxy card by 5:00 p.m. (Central Time) on May 4, 2006.

•       VOTE BY INTERNET — www.eproxy.com/mmm — If you have Internet access, you may submit your proxy from any location in the world 24 hours a day, 7 days a week. Have your proxy card and the last four digits of your Social Security Number in hand when you access the Web site. When prompted, enter the last four digits of your Social Security Number, your 3-digit company number and the 7-digit number from the upper right corner of the proxy card to create an electronic ballot.

•       VOTE BY TELEPHONE — 1-800-560-1965 — If you live in the United States, you may use any touch-tone telephone to vote your proxy toll-free 24 hours a day, 7 days a week. Have your proxy card in hand when you call. When prompted, enter the 3-digit company number and the 7-digit number from the upper right corner of the proxy card. Follow the recorded instructions.

•       VOTE BY MAIL — You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, your shares will be voted as the Board recommends. Mark, sign, and date your proxy card and return it in the postage-paid envelope provided so that it is received by May 8, 2006.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Changing Your Vote

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy or by voting in person at the Annual Meeting. For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker or nominee.

Counting the Vote

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” from one or more of the nominees. For the other proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”  If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. Shares held in your account in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan will be voted by the trustee as described in “Stockholders Entitled to Vote” on page 1.

Representatives of Wells Fargo Bank, N.A., 3M’s transfer agent, will tabulate the votes and act as the inspectors of election.

Confidentiality

The Company’s Board of Directors has a policy that all stockholder proxies, ballots, and tabulations that identify stockholders are to be maintained in confidence. No such document will be available for examination, and the identity and vote of any stockholder will not be disclosed, except as necessary to meet legal requirements and allow the inspectors of election to certify the results of the stockholder vote. The policy also provides that inspectors of election for stockholder votes must be independent and cannot be employees of the Company. Occasionally, stockholders provide written comments on their proxy card that may be forwarded to 3M management.

Results of the Vote

We will announce preliminary voting results at the meeting and publish final results in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2006. A news release with voting results will be available on our Web site www.3M.com/profile/pressbox/index.jhtml.

Delivery of Proxy Materials

Securities and Exchange Commission rules now allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family. This rule benefits both you and the Company. We believe it eliminates irritating duplicate mailings that stockholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus, or information statements. Each stockholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by contacting our transfer agent, Wells Fargo Bank, N.A. at 1-800-401-1952 (U.S.), 651-450-4064 (outside the U.S.), www.wellsfargo.com/shareownerservices, or in writing to 161 North Concord Exchange, South St. Paul, MN 55075.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer stockholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

List of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 7:45 a.m. and 4:30 p.m. (Central Time), at our principal executive offices at 3M Center, St. Paul, Minnesota, by contacting the Secretary of the Company.

Electronic Delivery of Proxy Materials and Annual Report

We are able to distribute the annual report and proxy statement to 3M stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. If you choose to view these materials online, you will continue to receive a proxy card in the mail. You may make this election when voting your proxy this year: simply follow the instructions to vote via the

Internet or go directly to www.econsent.com/mmm to register your consent. Have your account number (found above your name and address on your dividend check stub) and your Social Security Number (if you have one) available. Your election to view proxy materials online continues until you revoke it. Future proxy cards will contain the Internet Web site address and instructions to view the materials. You will continue to have the option to vote your shares by telephone, mail, or via the Internet.

Cost of Proxy Solicitation

3M will pay for the cost of preparing, assembling, printing, mailing, and distributing these proxy materials. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. In addition to mailing these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or electronic communication by our directors, officers, and employees, who do not receive any additional compensation for these solicitation activities. We have hired Georgeson Shareholder Communications, Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Georgeson Shareholder Communications, Inc., a fee of $20,000 plus expenses for these services. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of stock.

Transfer Agent

Our Transfer Agent is Wells Fargo Bank, N.A. All communications concerning stockholders of record accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting Wells Fargo Bank, N.A. at 1-800-401-1952 (U.S.), 651-450-4064 (outside the U.S.), www.wellsfargo.com/shareownerservices, or in writing, 161 North Concord Exchange, South St. Paul, MN 55075.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that, along with the charters of the Board committees, provide the framework for the governance of the Company. The Board’s Nominating and Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually, and recommending any proposed changes to the Board for approval. The Corporate Governance Guidelines are available on our Web site at www.3M.com, under Investor Relations — Corporate Governance. The Guidelines and charters of the Board committees are also attached to this proxy statement as Appendices A-E.

Executive Sessions

Independent directors regularly meet in executive sessions without the Chairman/CEO or other members of management present to review the criteria upon which the performance of the Chairman and CEO is based, the performance of the Chairman and CEO against that criteria, to ratify the compensation of the Chairman and CEO as approved by the Compensation Committee and to discuss any other relevant matters.

Presiding Director

The chairs of the Audit, Compensation, Nominating and Governance, and Public Issues Committees of the Board may chair executive sessions of the independent directors at which the principal items to be considered are within the scope of the committee chair’s authority. The Board believes that this practice ensures leadership at all executive sessions of the independent directors.

Communication with Directors

The Board of Directors has adopted the following process for stockholders and other interested parties to send communications to members of the Board. Stockholders and other interested parties may communicate with the lead independent director or the chairs of the Audit, Compensation, Nominating and Governance, and Public Issues Committees of the Board, or with any of our other independent directors, by sending a letter to the following address: 3M Company, c/o Corporate Secretary, 3M Center, Building 0220-13-W-39, St. Paul, MN 55144-1000.

Director Independence

The Board believes in having a substantial majority of independent directors on the 3M Board. A director is “independent” if the Board affirmatively determines that the director has no material relationship with 3M (including its consolidated subsidiaries) directly or as a partner, shareholder or officer of an organization that has a relationship with 3M. The Board has established the following categorical “Director Independence Guidelines” to assist it in determining director independence that conform to, or are more exacting than the independence requirements in the New York Stock Exchange listing standards (NYSE Rules). In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination not only from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

1.                In no event will a director be considered independent if:

a.               Employment Relationship — A director is, or has been within the last three years, an employee of 3M, or whose immediate family member(1), is or has been within the last three years, an executive officer of 3M;

b.              Payments >$100,000 — A director who received, or whose immediate family member received, more than $100,000 per year in direct compensation from 3M (other than director fees) within the last three years;

c.               Auditor Relationships — (i) A director, or whose immediate family member, is a current partner of 3M’s internal or external auditor; (ii) a director is a current employee of such a firm; (iii) a director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) a director, or whose immediate family member, was within the last three years (but is no longer) a partner or employee of such a firm who personally worked on 3M’s audit within that time;

d.              Compensation Committee Interlock — A 3M executive officer is on the compensation committee of the board of directors of a company which employs the 3M director or an immediate family member as an executive officer;

e.               Commercial Relationships — A director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, 3M for property or services in an amount which, in of the last three years, exceeds the greater of $1 million, or two percent of the director’s company’s consolidated gross revenues.

2.                Audit Committee members may not accept any consulting, advisory, or other compensatory fee from 3M, other than directors’ fees.

3.                The following commercial relationships will not be considered to be material relationships that would impair a director’s independence:

a.               If a 3M director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with 3M and the sales by that company to 3M or purchases by that company from 3M, in any single year within the last three years, are less than or equal to one percent of the annual consolidated gross revenues of that company; or

b.              If a 3M director is an executive officer or employee, or if an immediate family member is an executive officer, of another company which is indebted to 3M, or to which 3M is indebted, and the total amount of either company’s indebtedness to the other, in any single year within the last three years, is less than or equal to one percent of the other company’s total consolidated assets.

4.                Charitable relationships will not be considered to be material relationships that would impair a director’s independence if a 3M director or immediate family member serves as an officer, director or trustee of a charitable organization, and 3M’s discretionary charitable contributions to the organization are less than or equal to one percent of that organization’s consolidated annual gross revenues.

(1)  New York Stock Exchange Rule 303A(2)(b) defines “immediate family” to include a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than employees) who share such person’s home.

5.                The Board will annually make and publicly disclose its independence determination for each director. The Board may determine that a director who has a relationship that exceeds the limits described in paragraphs 3 (provided that such a relationship would not constitute a bar to independence under the NYSE Rules) or 4 is nonetheless independent. The Company will explain in the next proxy statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical independence guidelines. For example, if a director is the CEO of a company that purchases products and services from 3M that are more than one percent of that company’s annual revenues, the independent directors could determine, after considering all of the relevant circumstances, that such a relationship was immaterial, and that the director would be considered independent under the NYSE Rules.

6.                The Company will not make any personal loans or extensions of credit to directors. All directors are required to deal at arm’s length with 3M and its subsidiaries and to disclose circumstances material to the director that might be perceived as a conflict of interest.

In accordance with these guidelines, the Board undertook its annual review of director independence. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). The Board considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and companies at which some of our directors are or have been officers. In each case, the amount of transactions from these companies in each of the last three years did not approach the thresholds set forth in the Director Independence Guidelines. The Board also considered charitable contributions to not-for-profit organizations of which our directors or immediate family members are executive officers, none of which approached the levels set forth in our Director Independence Guidelines.

As a result of this review, the Board affirmatively determined that the following directors are independent under these guidelines:  Linda G. Alvarado, Edward A. Brennan, Vance D. Coffman, Michael L. Eskew, Edward M. Liddy, Robert S. Morrison, Aulana L. Peters, Rozanne L. Ridgway, Kevin W. Sharer, and Louis W. Sullivan. The Board has also determined that no members of the Audit Committee received any compensation from the Company other than directors’ fees. George W. Buckley is considered an inside director because of his employment as Chairman of the Board, President and Chief Executive Officer of the Company.

Robert S. Morrison served as the Company’s interim Chairman of the Board and Chief Executive Officer from June 30, 2005 to December 6, 2005. During this period, he earned compensation described in the Summary Compensation Table of this proxy statement. Based on the New York Stock Exchange’s interpretation of its listing standards that employment as an interim Chairman or Chief Executive Officer or other executive officer shall not disqualify a director from being considered independent following that employment, the Board concluded that neither Mr. Morrison’s service as interim Chairman and Chief Executive Officer nor the compensation he earned for performing this service should disqualify him from being considered “independent” now that such service has ended following the hiring of Mr. Buckley.

Director Nomination Process

Role of the Nominating and Governance Committee

The Nominating and Governance Committee (“Committee”) identifies individuals that the Committee believes are qualified to become Board members in accordance with the Board Membership Criteria set forth below, and recommends selected individuals to the Board for nomination to stand for election at the next meeting of stockholders of the Company in which directors will be elected. In the event there is a vacancy on the Board between meetings of stockholders, the Committee identifies individuals that the Committee believes are qualified to become Board members in accordance with the Board Membership Criteria set forth below, and recommends one or more of such individuals for appointment to the Board.

Nominees Proposed by Stockholders for Consideration by the Committee

The Committee has a policy to consider properly submitted stockholder nominees for candidates for membership on the Board of Directors. Stockholders proposing individuals for consideration by the Committee must include at least the following information about the proposed nominee:  the proposed nominee’s name, age, business or residence address, principal occupation or employment, and whether such person has given written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Stockholders should send the required information about the nominee to:

Corporate Secretary
3M Company
3M Center
Building 0220-13-W-39
St. Paul, MN 55144-1000.

In order for an individual proposed by a stockholder to be considered by the Committee for recommendation as a Board nominee, the Corporate Secretary must receive the proposal no later than 5 p.m. Central Time on November 27, 2006. Such proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received by the Company). The Corporate Secretary will send properly submitted stockholder proposed nominations to the Committee Chair for consideration at a future Committee meeting. Individuals proposed by stockholders in accordance with these procedures will receive the same consideration that individuals identified to the Committee through other means receive.

Stockholder Nominations

In addition, 3M’s Bylaws permit stockholders to nominate directors at an annual meeting of stockholders or at a special meeting at which directors are to be elected in accordance with the notice of meeting. Stockholders intending to nominate a person for election as a director must comply with the requirements set forth in the Company’s Bylaws. Our Bylaws require, among other things, that the Corporate Secretary receive written notice from the record stockholder no earlier than January 9, 2007, and no later than February 8, 2007. The notice must contain the information required by the Bylaws, a copy of which is available upon request to the Corporate Secretary. Nominations received after February 8, 2007, will not be acted upon at the Annual Meeting.

Director Qualifications

The Committee periodically reviews with the Board the requisite skills and characteristics of its members. 3M’s Corporate Governance Guidelines contain Board Membership Criteria that apply to nominees for a position on 3M’s Board. The Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members given the current Board composition. It is the intent of the Board that the Board, itself, will be a high performance organization creating competitive advantage for the Company. To perform as such, the Board will be comprised of individuals who have distinguished records of leadership and success in their arena of activity and who will make substantial contributions to Board operations and effectively represent the interests of all stockholders. The Committee’s and the Board’s assessment of Board candidates includes, but is not limited to, consideration of:

(i)               Roles and contributions valuable to the business community;

(ii)            Personal qualities of leadership, character, judgment, and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence, and adherence to the highest ethical standards;

(iii)         Relevant knowledge and diversity of background and experience in such things as business, manufacturing, technology, finance and accounting, marketing, international business, government, and the like; or

(iv)         Whether the candidate is free of conflicts and has the time required for preparation, participation, and attendance at all meetings.

In addition to these minimum requirements, the Committee will also evaluate whether the nominee’s skills are complementary to the existing Board members’ skills, the Board’s needs for particular expertise in fields such as business, manufacturing, technology, financial, marketing, international, governmental, or other areas of expertise, and assess the nominees’ impact on Board dynamics and effectiveness.

Identification, Evaluation, and Selection of Nominees

The Committee periodically reviews the appropriate size and composition of the Board and anticipates future vacancies and needs of the Board. In the event the Committee recommends an increase in the size of the Board or a vacancy occurs, the Committee considers qualified nominees from several sources, including current Board members and nominees recommended by stockholders and other persons.

The Committee may from time to time retain a director search firm to help the Committee identify qualified director nominees for consideration by the Committee.

The Committee evaluates qualified director nominees at regular or special Committee meetings against the current Board Membership Criteria described above and reviews qualified director nominees with the Board. The Committee and the Chairman of the Board interview candidates that meet the Board Membership Criteria and the Committee selects nominees that best suit the Board’s current needs and recommends one or more of such individuals for election to the Board.

3M Business Conduct Policies

More than a century of operating with honesty and integrity has earned 3M trust from our customers, credibility with our communities, and dedication from our employees. All of our employees, including our Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer, are required to abide by 3M’s business conduct policies to ensure that our business is conducted in a consistently legal and ethical manner. These policies form the foundation of a comprehensive process that includes compliance with corporate policies and procedures and a companywide focus on uncompromising honesty and integrity in every aspect of our operations. Our business conduct policies cover many topics, including antitrust and competition law, conflicts of interest, financial reporting, protection of confidential information, and compliance with all laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the business conduct policies. The Audit Committee has adopted procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, or auditing matters, and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Board of Directors adopted a Code of Business Conduct and Ethics for directors of the Company. This Code incorporates long-standing principles of conduct the Company and the Board follow to ensure the Company’s business and the activities of the Board are conducted with integrity, adherence to the highest ethical standards, and in compliance with the law.

The Company’s Business Conduct Policies for employees and the Code of Business Conduct and Ethics for Directors are available on our web site at www.3M.com under Investor Relations — Corporate Governance.

BOARD STRUCTURE AND COMMITTEE MEMBERSHIP

The Board is currently divided into three classes serving staggered three-year terms. On February 23, 2006, the Board of Directors approved an amendment to our Certificate of Incorporation to declassify the Board and authorize the annual election of the Board of Directors. The amendment is described in further detail in “Proposal No. 3” and will be submitted for approval of the stockholders at the 2006 Annual Meeting of Stockholders. If the amendment is approved by not less than 80% of the outstanding common stock entitled to vote at the Annual Meeting, all directors will be elected annually beginning with the 2007 Annual Meeting.

The Board currently has eleven directors and the following four Committees: Audit, Compensation, Nominating and Governance, and Public Issues. The membership during 2005 and the function of each Committee are described below.

During 2005, the Board of Directors held six regularly scheduled meetings and five special meetings. Five, four and one of our incumbent directors attended 100, 91, and 82 percent, respectively, of the regularly scheduled and special meetings of the Board and Board Committees on which they served in 2005.

The Company has a long-standing policy that directors are expected to attend the Annual Meeting of Stockholders unless extenuating circumstances prevent them from attending. All but two directors attended last year’s Annual Meeting of Stockholders.

The Board and each Committee conducted an evaluation of their performance in 2005.

Name of Director	Audit		Compensation		Nominating and Governance		Public Issues
Nonemployee Directors:
Linda G. Alvarado	X						X
Edward A. Brennan			X	*	X
Vance D. Coffman	X				X
Michael L. Eskew	X						X
Edward M. Liddy	X	*			X
Robert S. Morrison(1)			X		X
Aulana L. Peters	X						X	*
Rozanne L. Ridgway			X		X	*
Kevin W. Sharer			X				X
Louis W. Sullivan			X				X

X = Committee Member; * = Chair

(1)            Robert S. Morrison served as the Company’s interim Chairman of the Board and Chief Executive Officer from June 30, 2005 to December 6, 2005. During that period he did not serve on any committee of the Board. At the Board’s February 2006 meeting, the Nominating and Governance Committee recommended and the Board approved the appointment of Robert S. Morrison to the Compensation and Nominating and Governance Committees.

Audit Committee

In 2005, the Audit Committee met eight times. The Committee assists the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence, and performance of the Company’s independent registered public accounting firm (the “Independent Accounting Firm”), and the performance of the Company’s internal auditing department. In addition, the Committee:

•                    Reviews the annual audited and quarterly consolidated financial statements;

•                    Reviews the Company’s financial reporting process and disclosure and internal controls and procedures, including major issues regarding accounting principles and financial statement presentation, and critical accounting policies to be used in the consolidated financial statements;

•                    Reviews and discusses with management and the Independent Accounting Firm the Company’s internal controls report and the Independent Accounting Firm’s attestation of the report;

•                    By delegation to the chair, reviews earnings press releases prior to issuance;

•                    Appoints, oversees, and approves compensation of the Independent Accounting Firm;

•                    Reviews with the Independent Accounting Firm the scope of the annual audit, including fees and staffing, and approves all audit and permitted non-audit services provided by the Independent Accounting Firm;

•                    Reviews findings and recommendations of the Independent Accounting Firm and management’s response to the recommendations of the Independent Accounting Firm;

•                    Discusses policies with respect to risk assessment and risk management, the Company’s major risk exposures, and the steps management has taken to monitor and mitigate such exposures; and

•                    Reviews compliance with the Company’s business conduct policies.

The Board of Directors has determined that all of the Audit Committee members are “independent,” “financially literate,” and have “accounting or related financial management expertise” under the New York Stock Exchange listing standards. The Board has also determined that all of the Audit Committee members — Edward M. Liddy (chair), Linda G. Alvarado, Vance D. Coffman, Michael L. Eskew, and Aulana L. Peters — are “audit committee financial experts” as that term is defined by applicable SEC regulations. The charter of the Audit Committee is available at www.3M.com under Investor Relations — Corporate Governance — Committee Composition and attached as Appendix B to this proxy statement.

Compensation Committee

In 2005, the Compensation Committee met seven times. The Committee reviews the Company’s compensation practices and policies, annually reviews and approves (subject to ratification by the independent directors of the Board) the compensation for the CEO, annually reviews and approves the compensation for the other senior executives, evaluates CEO performance, and annually prepares a report on executive compensation for inclusion in the Company’s proxy statement. In addition, the Committee:

•                    Approves, subject to ratification by the independent directors of the Board, employment agreements and severance arrangements for the CEO, as appropriate;

•                    Approves for the senior executives of the Company (other than the CEO) employment agreements and severance arrangements, as appropriate; and

•                    Interprets and supervises the administration of the Company’s stock and long-term incentive compensation programs, and determines the employees who receive awards and the size of their awards under such programs.

The Board of Directors has determined that all Compensation Committee members are “independent” under the New York Stock Exchange listing standards. The Board has also determined that each Compensation Committee member qualifies as a “Non-Employee Director” under Rule 16b-3 of the Securities Exchange Act of 1934. The charter of the Compensation Committee is available at www.3M.com under Investor Relations — Corporate Governance — Committee Composition and attached as Appendix C to this proxy statement.

Nominating and Governance Committee

In 2005, the Nominating and Governance Committee met four times. The Committee establishes Board membership criteria, assists the Board by identifying individuals qualified to become Board members, recommends to the Board matters of corporate governance, facilitates the annual review of the performance of the Board and its Committees, and periodically reviews CEO and management succession plans. In addition, the Committee:

•                    Selects and recommends candidates to the Board of Directors to be submitted for election at the Annual Meeting and candidates to fill any vacancies on the Board, including stockholder nominees for director (submitted in accordance with the Company’s Bylaws). The Committee considers all candidates in light of the Board membership criteria adopted by the Board of Directors;

•                    Reviews and makes recommendations to the Board of Directors concerning the composition and size of the Board and its Committees, Board membership criteria, frequency of meetings, and directors’ fees;

•                    Reviews the Company’s Corporate Governance Guidelines at least annually, and recommends any proposed changes to the Board for approval;

•                    Develops and recommends to the Board standards to be applied in making determinations on the types of relationships that constitute material relationships between the Company and a director for purposes of determining director independence;

•                    Develops and recommends to the Board for its approval an annual self-assessment process of the Board and its Committees and oversees the process; and

•                    Reviews periodically with the Chairman/CEO succession plans relating to positions held by elected corporate officers, and makes recommendations to the Board with respect to the selection of individuals to occupy these positions.

The Board of Directors has determined that all Nominating and Governance Committee members are “independent” under the New York Stock Exchange listing standards. The charter of the Nominating and Governance Committee is available at www.3M.com under Investor Relations — Corporate Governance — Committee Composition and attached as Appendix D to this proxy statement.

Public Issues Committee

In 2005, the Public Issues Committee met three times. The Committee reviews public policy issues and trends affecting the Company, reviews and advises with respect to the Company’s policies and practices relating to environmental, health and safety programs, and reviews compliance with those programs, reviews and advises on human resources issues relating to diversity issues and equal employment opportunities, oversees the corporate contribution program and the activities of the 3M Foundation, and reviews and approves the Company’s response to stockholder proposals relating to public policy issues. In addition, the Committee:

•                    Monitors the Company’s corporate citizenship activities; and

•                    Offers advice, insights, and makes recommendations regarding policies, programs, actions, and procedures which will enable this Company to continue to respond appropriately to its social responsibilities and the public interest in its business affairs, including such activities as those related to the environment, human resources, labor, and community relations.

The Board of Directors has determined that all Public Issues Committee members are “independent” under the New York Stock Exchange listing standards. The charter of the Public Issues Committee is available at www.3M.com under Investor Relations — Corporate Governance — Committee Composition and attached as Appendix E to this proxy statement.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

Employee directors do not receive any separate compensation for their Board activities. Nonemployee directors receive the compensation described below.

Each nonemployee director is entitled to receive an annual cash retainer of $75,000, but may elect to defer payment of all or a portion of the cash retainer through a deferred cash or common stock equivalents account or may elect to receive common stock of the Company at current fair market value, in lieu of the cash retainer. In addition, each nonemployee director is entitled to receive $95,000 payable in May of each year in common stock of the Company pursuant to the terms of the Company’s 1992 Directors Stock Ownership Program, but may elect to defer payment of all or a portion of the equity retainer through a deferred common stock equivalents account. The deferred stock units are determined based on the fair market value of 3M common stock on the grant date. Information regarding accumulated stock and deferred stock units is set forth in the section entitled “Common Stock Ownership of Directors and Executive Officers.”  Currently, 91 percent of director compensation is paid in 3M stock or deferred stock units.

In addition to the annual retainer, nonemployee directors who serve as committee chairs receive a retainer for such service, in the amount of $15,000. Nonemployee directors are reimbursed for their expenses in connection with attending Board meetings (including expenses related to spouses when they are invited to attend Board events), and nonemployee directors may use the company aircraft for travel to and from 3M Board meetings.

The following table provides information on 2005 compensation for nonemployee directors who served during 2005.

Name:	Total	Cash Retainer(2)	Equity Retainer	Committee Chair Fees(2)
Linda G. Alvarado	$160,000	$65,000	$95,000
Edward A. Brennan	171,000	65,000	95,000	$11,000
Vance D. Coffman	160,000	65,000	95,000
Michael L. Eskew	160,000	65,000	95,000
Edward M. Liddy	171,000	65,000	95,000	11,000
Robert S. Morrison(1)	122,500	27,500	95,000
Aulana L. Peters	171,000	65,000	95,000	11,000
Rozanne L. Ridgway	171,000	65,000	95,000	11,000
Kevin W. Sharer	160,000	65,000	95,000
Louis W. Sullivan	160,000	65,000	95,000

(1)            Robert S. Morrison served as the Company’s interim Chairman of the Board and Chief Executive Officer from June 30, 2005 to December 6, 2005. During that period he did not earn any additional compensation as a non-employee director.

(2)            The Board increased the cash retainer from $55,000 to $75,000 and increased the committee chair fees from $7,500 to $15,000, effective July 1, 2005.

Stock Ownership Guidelines — The Board has adopted stock ownership guidelines that provide that each director should attain over her or his three-year term an investment position in 3M’s stock (including deferred stock) equal to two times the annual retainer. All directors currently meet these stock ownership guidelines.

Matching Gift Program — The nonemployee directors are eligible to participate in the matching gift program on the same terms as 3M employees. Under this program, the 3M Foundation will match up to a total of $5,000 a year in contributions by the director to eligible institutions of higher education or public broadcasting organizations.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Board is currently divided into three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for their class expires. On February 23, 2006, the Board of Directors approved an amendment to our Certificate of Incorporation to declassify the Board and authorize the annual election of the Board of Directors. The amendment is described in further detail in “Proposal No. 3” and will be submitted for approval of the stockholders at the 2006 Annual Meeting of Stockholders. If the amendment is approved by not less than 80 percent (80%) of the outstanding common stock entitled to vote at the Annual Meeting, the terms of office of all directors who are in office immediately prior to the closing of the polls for the election of directors at the 2007 Annual Meeting of Stockholders shall expire at such time and all directors will be elected annually beginning with the 2007 Annual Meeting.

The terms of four directors will expire at the 2006 Annual Meeting. Except as provided above, Directors elected at the 2006 Annual Meeting will hold office for a three-year term expiring at the Annual Meeting in 2009 (or until their respective successors are elected and qualified, or until their earlier death, resignation, or removal). Mr. Brennan and Dr. Sullivan will retire from the Board of Directors at the May 2006 Annual Meeting of Stockholders in accordance with the Board’s retirement policy which provides that each nonemployee director must tender her/his resignation at the annual meeting following her or his 72nd birthday. There are no family relationships among the Company’s executive officers and directors.

A plurality of votes cast is required for the election of directors. However, under the Company’s Corporate Governance Guidelines, any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) will promptly tender his or her resignation for consideration by the Nominating and Governance Committee.

The Nominating and Governance Committee will promptly consider the best interests of 3M and its stockholders and recommend to a committee of independent directors of the Board whether to accept the tendered resignation or to take some other action, such as rejecting the resignation and addressing the apparent underlying causes of the withheld votes.

The Board will create a committee of all the independent directors who did not receive a Majority Withheld Vote to consider the Nominating and Governance Committee’s recommendation and take action within 90 days following the uncontested election. Thereafter, the committee of independent directors will promptly disclose its decision and an explanation of how the decision was reached in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

If one or more members of the Nominating and Governance Committee receive a Majority Withheld Vote, then the Board will create a committee of independent directors who did not receive a Majority Withheld Vote to consider the resignation offers of all directors receiving a Majority Withheld Vote and determine whether to accept the tendered resignation(s) or to take some other action and promptly disclose their decision as described above.

Except as provided in the next sentence, a director receiving a Majority Withheld Vote shall remain active and engaged in Board activities during this Nominating and Governance Committee and Board process. Any director who receives a Majority Withheld Vote and tenders his or her resignation pursuant to this provision will not participate in the committee action regarding whether to accept the tendered resignation offer or take some other action. However, if the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer independent directors, then all independent directors may participate in the committee action regarding whether to accept the resignation offer(s) or to take some other action.

The persons named as proxies intend to vote the proxies for the election of the nominees to the Board of Directors. If any of the nominees should be unavailable to serve as a director, an event which is not anticipated, the persons named as proxies reserve full discretion to vote for any other persons who may be nominated.

Nominees for Terms to Expire at the 2009 Annual Meeting:

Linda G. Alvarado, 54, President and Chief Executive Officer, Alvarado Construction, Inc. In 1976, Ms. Alvarado founded Alvarado Construction, Inc. and has overseen the growth of that enterprise as a commercial general contracting firm. Ms. Alvarado is on the boards of the following public companies in addition to 3M: Lennox International Inc., Pitney Bowes, Inc., The Pepsi Bottling Group, Inc., and QWEST Communications International, Inc.

Director since 2000.

Edward M. Liddy, 60, Chairman and Chief Executive Officer of The Allstate Corporation, the parent of Allstate Insurance Company, a personal lines insurance company, since 1999. He served as President and Chief Operating Officer of The Allstate Corporation from 1994 to 1998. Before joining Allstate, Mr. Liddy was Senior Vice President and Chief Financial Officer of Sears, Roebuck and Co., where he held a variety of senior operating and financial positions since 1988. Mr. Liddy is on the board of the following public company in addition to 3M and The Allstate Corporation: Goldman Sachs Group, Inc.

Director since 2000.

Robert S. Morrison, 63, Retired Vice Chairman of PepsiCo, Inc., a processor of packaged foods and beverages. Mr. Morrison served as Vice Chairman of PepsiCo, Inc. from 2001 to February 2003. From 1997 until the 2001 merger with PepsiCo, Mr. Morrison was Chairman, President and Chief Executive Officer of The Quaker Oats Company. From June 30 to December 6, 2005, Mr. Morrison served as interim Chairman of the Board and Chief Executive Officer of 3M Company. Mr. Morrison is on the boards of the following public companies in addition to 3M: AON Corporation, Illinois Tool Works, Inc., and the Tribune Company.

Director since 2002.

Aulana L. Peters, 64, Retired Partner, Gibson, Dunn & Crutcher LLP. Mrs. Peters is a retired partner of the law firm of Gibson, Dunn & Crutcher where she was a partner from 1980 to 1984 and 1988 to 2000. From 1984 to 1988, she served as a Commissioner of the Securities and Exchange Commission. From January 2001 to April 2002, Mrs. Peters served as a member of the Public Oversight Board (“POB”) of the American Institute of Certified Public Accountants. Mrs. Peters has also served as a member of the Steering Committee for Financial Accounting Standards Board’s Financial Reporting Project and a member of the POB’s Blue Ribbon Panel on Audit Effectiveness. Currently, Mrs. Peters serves on the U.S. Comptroller General’s Accountability Advisory Panel and is a member of the International Public Interest Oversight Board which oversees the standard setting process of the International Federation of Accountants for auditing, assurance, independence and ethics standards. Mrs. Peters is on the boards of the following public companies in addition to 3M: Deere & Company, Merrill Lynch & Co., Inc., and Northrop Grumman Corporation.

Director since 1990.

The Board of Directors recommends a vote “FOR” the election to the Board of each of the foregoing nominees. Proxies solicited by the Board of Directors will be voted “FOR” each of the nominees unless a contrary vote is specified.

The Company’s directors listed below whose terms are not expiring this year will continue in office for the remainder of their terms or earlier in accordance with the Company’s Bylaws. Information regarding the business experience of the incumbent directors is provided below.

Directors Whose Terms Expire at the 2007 Annual Meeting:

Edward A. Brennan, 72, Retired Chairman of the Board, President, and Chief Executive Officer, Sears, Roebuck and Co., a merchandising company. Mr. Brennan retired from Sears in 1995. Mr. Brennan is on the boards of the following public companies in addition to 3M: AMR Corporation, The Allstate Corporation, Exelon Corporation, and McDonald’s Corporation. Mr. Brennan will retire from the Board of Directors at the May 2006 Annual Meeting of Stockholders in accordance with the Board’s retirement policy described in the Corporate Governance Guidelines in Appendix A.

Director since 1986.

Michael L. Eskew, 56, Chairman of the Board and Chief Executive Officer, United Parcel Service, Inc., since 2002. Mr. Eskew was appointed Executive Vice President in 1999 and Vice Chairman in 2000 before becoming Chairman and Chief Executive Officer in January 2002. Mr. Eskew is on the board of the following public company in addition to 3M and United Parcel Service:  International Business Machines Corp.

Director since 2003.

George W. Buckley, 59, Chairman of the Board, President and Chief Executive Officer since December 2005. Before joining 3M in 2005, Mr. Buckley was Chairman of the Board, President and Chief Executive Officer of the Brunswick Corporation since 2000, and served in other executive positions at Brunswick Corporation from 1997 to 2000. Mr. Buckley is on the board of the following public company in addition to 3M: Ingersoll-Rand Company.

Director since 2005

Kevin W. Sharer, 58, Chairman of the Board and Chief Executive Officer, Amgen Inc., a biotechnology company, since 2000. Mr. Sharer joined Amgen in 1992 as its President and Chief Operating Officer and served in that capacity until elected Amgen’s Chairman and Chief Executive Officer in 2000. Mr. Sharer is on the board of the following public company in addition to 3M and Amgen: Northrop Grumman Corporation.

Director since 2001.

Directors Whose Terms Expire Nominees for Terms to Expire at the 2008 Annual Meeting:

Vance D. Coffman, 61, Retired Chairman of the Board and Chief Executive Officer, Lockheed Martin Corporation, a high technology aerospace and defense company. Dr. Coffman served in various executive capacities at Lockheed Martin Corporation before becoming Chairman and Chief Executive Officer in 1998. He retired as Chief Executive Officer in 2004 and as Chairman of the Board in 2005. Dr. Coffman is on the boards of the following public companies in addition to 3M: Bristol-Myers Squibb Company and Deere & Company.

Director since 2002.

Rozanne L. Ridgway, 70, Former Assistant Secretary of State for Europe and Canada. Ambassador Ridgway served in the U.S. Foreign Service from 1957 to 1989, including assignments as Ambassador for Oceans and Fisheries Affairs, Ambassador to Finland and to the German Democratic Republic, and from 1985 and until her retirement in 1989, Assistant Secretary of State for European and Canadian Affairs. Ambassador Ridgway served as President until 1993 and Co-Chair until mid-1996 of the Atlantic Council of the United States, an association to promote better understanding of major foreign policy issues. Ambassador Ridgway is on the boards of the following public companies in addition to 3M: The Boeing Company, Emerson Electric Co., Manpower Inc., and Sara Lee Corporation. She is also a director in three funds in the American Funds complex.

Director since 1989.

Louis W. Sullivan, 72, President Emeritus, Morehouse School of Medicine, Atlanta, Georgia. Since completion of his medical training, Dr. Sullivan has held both professional and administrative positions in health care facilities and medical training institutions. He joined Morehouse College as Professor of Biology and Medicine in 1975 and was the founding dean and director of the Medical Education Program at the college. He was named President of Morehouse School of Medicine in 1981. He served as Secretary, United States Department of Health and Human Services, from 1989 to 1993. He returned to Morehouse School of Medicine in 1993. Dr. Sullivan retired as President in 2002. Dr. Sullivan is on the boards of the following public companies in addition to 3M: Bio-Sante Pharmaceuticals, Bristol-Myers Squibb Company, CIGNA Corporation, Henry Schein, Inc., Inhibitex, Inc., and United Therapeutics Corporation. Dr. Sullivan will retire from the Board of Directors at the May 2006 Annual Meeting of Stockholders in accordance with the Board’s retirement policy described in the Corporate Governance Guidelines in Appendix A.

Director since 1993.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2005. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection.

During 2005, PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit-related services. For a description of those services and the fees paid, see section entitled “Fees of Independent Registered Public Accounting Firm.”

Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Proxies solicited by the Board of Directors will be voted “FOR” ratification unless a contrary vote is specified.

PROPOSAL NO. 3

PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO
AUTHORIZE THE ANNUAL ELECTION OF DIRECTORS

Stockholders are being asked to approve an amendment to Article TENTH (the “Amendment”) of the Company’s Certificate of Incorporation to eliminate the present three-year staggered terms of our directors and to provide instead for the annual election of all directors. In addition, the Amendment provides that directors elected for one-year terms may be removed by the stockholders with or without cause, amending the provision of the existing Certificate of Incorporation that permits removal only for cause. Under the present, classified board structure, our directors are divided into three classes, with each class serving three-year terms, and are removable only for cause. If the Amendment is approved, directors will be elected to one-year terms of office beginning at the 2007 Annual Meeting, and the directors so elected will be removable with or without cause.

In determining whether the Amendment is in the best interests of the Company’s stockholders, the Nominating and Governance Committee and the Board considered arguments for and against the classified board structure which was adopted by the Board and approved by the stockholders in 1986. The Board considered that overlapping three-year terms of directors promote continuity and stability in governance, that experienced directors may have a longer-term perspective, that three-year director terms can strengthen director independence and facilitate retention of qualified directors. The classified board structure can also increase the Board’s negotiating leverage with respect to an unsolicited takeover proposals.

The Board also considered the views of investors who believe that the classified board structure reduces the accountability of directors to stockholders because the directors on such a board do not face an annual election. Since director elections are the primary means by which the stockholders can affect corporate management, the classified board structure may diminish stockholder influence over Company policy. Furthermore, the classified board structure may negatively affect stockholder value by discouraging proxy contests in which stockholders have an opportunity to vote for an entire slate of competing nominees.

After weighing all of these considerations, the Nominating and Governance Committee recommended the elimination of the classified board, and the Board agreed and determined that the Amendment is advisable and in the best interests of the Company and its stockholders. Accordingly, the Board has approved the Amendment (which is described below and set forth in its entirety in the Certificate of Amendment in Appendix F), and recommends that the stockholders approve the Amendment by voting in favor of this Proposal.

1.               Beginning At The 2007 Annual Meeting of Stockholders, All Directors Will Serve One-Year Terms — If the Amendment is approved by the stockholders, the terms of office of all directors who are in office immediately prior to the closing of the polls for the election of directors at the 2007 Annual Meeting of Stockholders of the Corporation shall expire at such time. At each Annual Meeting of Stockholders beginning with the 2007 Annual Meeting of Stockholders of the Corporation, the directors shall not be classified, and the directors shall be elected annually and shall hold office for a term expiring at the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified.

2.               The Certificate of Incorporation Will Be Amended With the Effect That All Directors Elected To Fill Vacancies After the 2007 Annual Meeting Will Serve One-Year Terms — Article TENTH of the Company’s Certificate of Incorporation currently provides that directors elected to fill vacancies on the Board serve the remainder of the full three-year terms to which their predecessors were elected. Consistent with the proposed elimination of the classified board structure, Article TENTH would be amended to eliminate the applicability of such provisions as of the 2007 Annual Meeting which will result in directors elected to fill vacancies on the Board after the 2007 Annual Meeting serving for a term ending at the next Annual Meeting following their election.

3.               The Provision Requiring That Directors Be Removed By The Stockholders Only For Cause Will Be Amended To Provide That Directors Elected in the Future for One-Year Terms Are Removable With Or Without Cause — Article TENTH of the Certificate of Incorporation currently provides that our directors may be removed by the Company’s stockholders only for cause. Under Delaware law, directors of companies that do not have classified boards may be removed by stockholders with or without cause. Because the Amendment to our Certificate of Incorporation must, therefore, provide for director removal without cause after the 2007 Annual Meeting (when the classification of the Board would terminate), Article TENTH would also be amended to change the current limitation on director removal by providing that directors elected to one-year terms of office may be removed with or without cause.

4.               The Provision Requiring At Least 80% of The Outstanding Shares To Amend or Repeal Article TENTH Will Be Eliminated — Article TENTH of the Certificate of Incorporation currently provides that Article TENTH may not be amended or repealed unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all of the outstanding shares of stock entitled to vote. The Amendment eliminates this provision and, if the Amendment is approved, Delaware law provides that future changes to Article TENTH will require the approval of the majority of the outstanding shares of stock entitled to vote.

Vote Required: The affirmative “FOR” vote by the holders of at least 80 percent (80%) of the outstanding common stock entitled to vote is required to approve this amendment to the Company’s Certificate of Incorporation.

Effective Date: If approved by the stockholders, the Amendment would become effective upon the filing with the Secretary of State of Delaware of a Certificate of Amendment, which is set forth in Appendix F attached hereto, which filing is expected to take place shortly after the stockholders approve the amendment.

Recommendation of the Board

The Board of Directors recommends that stockholders vote “FOR” this proposal. Proxies solicited by the Board of Directors will be voted FOR this proposal unless a contrary vote is specified.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL

[Subject to a pending no-action request filed with the SEC to omit the proposal because the Company has already implemented it]

3M has received a stockholder proposal from Nick Rossi (the “Proponent”). The Proponent has requested the Company to include the following proposal and supporting statement in its proxy statement for the Annual Meeting of Stockholders. The proposal may be voted on at the Annual Meeting only if properly presented by the Proponent or the Proponent’s qualified representative.

Proponent’s Proposal:

Elect Each Director Annually

RESOLVED: Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt and implement annual election of each director. This would include that our director elections completely transition from the current staggered system to 100% annual election of each director in one election cycle if practicable. Also to transition solely through direct action of our board if this is practicable.

The Safeway 2004 definitive proxy is one example of converting from a 100% staggered system to a 100% annual election of each director system in one election cycle. Southwest Airlines began transition to annual election of each director solely through direct action by the Southwest Airlines board in 2005.

66% Yes-Vote

Thirty-three (33) shareholder proposals on this topic achieved an impressive 66% average yes vote in 2005 through late September. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

Progress Begins with One Step

The reason to take the above RESOLVED step is reinforced by viewing our overall corporate governance vulnerability. For instance in 2005 it was reported (and corresponding concerns are noted):

•       The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

“F” in Overall Board Effectiveness

“D” in Board Composition

“F” in CEO Compensation — CEO target compensation of $18 million

“D” in Shareholder Responsiveness

“D” in Takeover Defenses

Overall Governance Risk Assessment = High

•       We had no Independent Chairman or Lead Director - Independent oversight concern.

•       An awesome 80% shareholder vote was required to make certain key changes - Entrenchment concern.

•       Cumulative voting was not permitted.

•       Poison pill: In response to a 2003 shareholder proposal, 3M adopted a policy requiring poison pill shareholder approval, but allowing the board to override the policy. According to The Corporate Library, this “override” provision undermines the shareholder approval requirement.

Additionally:

•       Vance Coffman was a TCL-designated “problem director” due to his service on the Bristol-Myers Squibb Board. In 2004, Bristol-Myers settled a suit brought by the SEC alleging substantial accounting fraud. Mr. Coffman chaired Bristol-Myers’ audit committee during the period in question.

•       Edward Brennan was a TCL-designated “problem director” because he is the chairperson of the committee that set executive compensation at 3M Company, a company that received a CEO compensation grade of “F” by TCL.

•       Our full Board met only 5-times in a full year - Commitment concern.

•       Seven directors were allowed to hold from 4 to 8 director seats each — Over-extension concern.

This list of deficiencies reinforces the reason to adopt the initial RESOLVED statement of this proposal.

Best for the Investor

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said:

In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.

“Take on the Street” by Arthur Levitt

Elect Each Director Annually
Yes on 4

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL

3M has received a stockholder proposal from the United Brotherhood of Carpenters Pension Fund (the “Proponent”). The Proponent has requested the Company to include the following proposal and supporting statement in its proxy statement for the Annual Meeting of Stockholders. The proposal may be voted on at the Annual Meeting only if properly presented by the Proponent or the Proponent’s qualified representative.

Proponent’s Proposal:

Resolved: That the shareholders of 3M Company (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.               The annual incentive component of the Company’s Plan should utilize financial performance criteria that can be benchmarked against peer group performance, and provide that no annual bonus be awarded based on financial performance criteria unless the Company exceeds the median or mean performance of a disclosed group of peer companies on the selected financial criteria;

2.               The long-term equity compensation component of the Company’s Plan should utilize financial and/or stock price performance criteria that can be benchmarked against peer group performance, and any options, restricted shares, or other equity compensation used should be structured so that compensation is received only when Company performance exceeds the median or mean performance of the peer group companies on the selected financial and stock price performance criteria; and

3.               Plan disclosure should allow shareholders to monitor the correlation between pay and performance established in the Plan.

Supporting Statement: We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value. The median increase in CEO total compensation between 2003 and 2004 was 30.15% for S&P 500 companies, twice the previous year increase of 15.04% according to The Corporate Library’s CEO Pay Survey.

The pay-for-performance concept has received considerable attention, yet most executive compensation plans are designed to award significant amounts of compensation for average or below average peer group performance. Two common and related executive compensation practices have combined to produce pay-for-average-performance and escalating executive compensation.

First, senior executive total compensation levels are targeted at peer group median levels. Second, the performance criteria and benchmarks in the incentive compensation portions of the plans, which typically deliver the vast majority of total compensation, are calibrated to deliver a significant portion of the targeted amount. The formula combines generous total compensation targets with less than demanding performance criteria and benchmarks.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose meaningful performance criteria on which to base annual and long-term incentive senior executive compensation and then set and disclose performance benchmarks to provide for awards or payouts only when the Company exceeds peer group performance. We believe a plan to reward only superior corporate performance will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.

Board’s Statement Opposing the Proposal

After careful consideration, and for the reasons set forth below, the Board believes that the proposal to require the Compensation Committee (the “Committee”) to establish a pay-for-superior-performance standard by using the performance of peer companies rather than 3M’s performance to determine the amount of payments under 3M’s performance based compensation plans for senior executives is not in the best interests of 3M or its stockholders for the following reasons:

1.               The proposal is so vague and subject to different interpretations that neither the stockholders voting on the Proposal, nor the Committee in implementing the Proposal (if adopted), would be able to determine with any reasonable certainty exactly what actions or measures the Proposal requires. For example, the proposal does not clearly indicate whether the Committee should abolish any or all of the current compensation plans for senior executives or how the proposal would apply to each of the three separate compensation plans referred to below.

2.               Total compensation must be competitive to attract the best talent to 3M; motivate employees to perform at their highest levels; reward outstanding achievement; and retain those individuals with the leadership abilities and skills necessary for building long-term stockholder value. Senior executives are effectively motivated when their performance-based compensation is directly tied to 3M’s performance and not to the performance of “peer companies” over which 3M’s senior executives have no control. Compensation plans that would pay nothing for outstanding performance that merely matched the performance of 3M’s peer companies would not accomplish these purposes.

3.               We believe strongly in, and have a long history of, linking executive compensation to Company performance. A significant portion (targeted at 65 percent to 89 percent) of an executive’s total compensation is variable and at risk and tied to both the quarterly and long-term financial performance of the Company. The Company’s performance-based compensation consists of the following components: quarterly profit sharing, three-year performance unit plan and stock options.

•        Quarterly Profit Sharing — Profit sharing is variable compensation based on the quarterly economic profit of the Company and its business units. Economic profit is defined as quarterly net operating income minus a charge for operating capital used by the business. The economic profit measurement is directly related to the creation of stockholder value since it emphasizes the effective use of capital and solid profitable growth. Compensation paid under the profit sharing plan fluctuates based on Company performance.

•        Three-year Performance Unit Plan — The Performance Unit Plan is variable compensation based on the Company’s long-term performance. The amount payable for each performance unit granted in 2005 is linked to the performance criteria of Economic Profit Growth and Sales Growth. “Sales Growth” is the percentage amount by which the Company’s worldwide organic sales growth (sales growth adjusted for acquisitions, inflation and currency effects) exceeds worldwide real sales growth as reflected in the Industrial Production Index (“IPI”) as published by the U.S. Federal Reserve Board. Since the IPI reflects the growth of companies in many of the same markets as 3M, the index provides a good way to compare 3M’s performance to the performance of the competitive marketplace. The amount payable may be anywhere from $0 to $360 per unit, depending on the performance of the Company during the three-year performance period ending on December 31, 2007.

•        Stock Options — The objectives of the Management Stock Ownership Program are to help the Company attract and retain outstanding employees, and to promote the growth and success of the Company’s business by aligning the financial interests of these employees with the other stockholders of the Company. Currently, the Committee makes annual grants of stock options under the Program to the executive officers. These options have an exercise price equal to the market price of the Company’s common stock on the grant date, and generally expire ten years after the grant date. Stock options encourage executives to become owners of the Company, which further aligns their interests with those of the stockholders. These options only have value to the recipients if the price of the Company’s stock appreciates after the options are granted.

The Board believes that 3M’s current performance-based compensation programs work well and have been a strong contributing factor to the Company’s success over the years, providing real value to its stockholders. The Board believes that it is in the best interests of stockholders to give the Committee the flexibility and discretion to use performance-based compensation and equity incentive tools as appropriate based on the circumstances and information available at the time. For this reason and the reasons stated above, the Board believes that the adoption of the stockholder proposal is unnecessary and detrimental to the long-term interests of the Company’s stockholders.

Recommendation of the Board

The Board of Directors recommends a vote “AGAINST” this proposal for the reasons discussed above. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a stockholder indicates otherwise in voting the proxy.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL

3M has received a stockholder proposal from Dorothy Goldberg and David Goldberg (the “Proponents”). The Proponents have requested the Company to include the following proposal and supporting statement in its proxy statement for the Annual Meeting of Stockholders. The proposal may be voted on at the Annual Meeting only if properly presented by the Proponent or the Proponent’s qualified representative.

Proponent’s Proposal:

WHEREAS, the Company conducts tests on animals as part of its product research and development; and WHEREAS, the Company also retains independent laboratories to conduct tests on animals as part of product research and development; and

WHEREAS, abuses of animals at independent laboratories have been recently revealed and disclosed by the media; and WHEREAS, the Company has no published animal welfare or animal care policy prominently posted on its website; NOW THEREFORE,

BE IT RESOLVED, that the shareholders request that the Board adopt and post an Animal Welfare Policy online which addresses the Company’s commitment to (a) reducing, refining and replacing its use of animals in research and testing, and (b) ensuring superior standards of care for animals who continue to be used for these purposes, both by the Company itself and by all independently retained laboratories, including provisions to ensure that animals’ psychological, social and behavioral needs are met. Further, the shareholders request that the Board issue an annual report to shareholders on the extent to which in-house and contract laboratories are adhering to this policy, including the implementation of the psychological  enrichment measures.

Supporting Statement:

The Boards of many companies have adopted and prominently published animal welfare policies on their websites relating to the care of animals used in product research and development. Our

Company should be an industry leader with respect to animal welfare issues, and yet it has no publicly available animal welfare policy.

The recent disclosure of atrocities recorded at Covance, Inc. has made the need for a formalized, publicly available animal welfare policy that extends to all outside contractors all the more relevant, indeed urgent. Filmed footage showed primates being subjected to such gross physical abuses and psychological torments that Covance sued to stop PETA Europe from publicizing it. The Honorable Judge Peter Langan, in the United Kingdom, who denied Covance’s petition, stated in his decision that the video was “highly disturbing” and that just two aspects of it, namely the “rough manner in which animals are handled and the bleakness of the surroundings in which they are kept. . . . even to a viewer with no particular interest in animal welfare, at least cry out for explanation.”1

Shareholders cannot monitor what goes on behind the closed doors of the animal testing laboratories, so the Company must. Accordingly, we urge the Board to commit to ensuring that basic animal welfare measures are an integral part of our Company’s corporate stewardship.

We urge shareholders to support this Resolution.

Board’s Statement Opposing the Proposal

3M has implemented the Proposal by posting its well established Animal Welfare in Testing and Research Global Policy (“Animal Welfare Policy”) on its Website. The Animal Welfare Policy applies to both 3M and its contract research organizations worldwide and states in part:

3M is obligated to ensure that its products are effective and safe. At present, this requires the judicious use of laboratory animals in research and development of some products. 3M looks forward to the day when science has developed to the point where the use of animals no longer is required to establish the efficacy and safety of its products. Until then, 3M is committed to the use of alternatives to animals when feasible and subscribes to the recognized principles of replacement, reduction and refinement (“The Principles of Humane Experimental Techniques”, W.M.S. Russell & R.L. Burch, 1959). When animal studies are deemed necessary, there must be effective programs to ensure: animals are treated humanely, ethically, and in accord with accepted veterinary practices to promote their comfort and physical and psychological well-being; their use is scientifically justified; and their care and treatment are carefully scrutinized by an effective institutional animal care and use review process. One recognized means for demonstrating commitment to and achievement of a high quality animal care and use program is through accreditation by the Association for Assessment and Accreditation of Laboratory Animal Care, International (AAALAC).

AAALAC is a private, nonprofit organization that promotes the humane treatment of animals in science through voluntary accreditation and assessment programs and conduct program evaluations that determine which institutions are awarded AAALAC accreditation. Their responsibilities include conducting site visits, reviewing site visit reports, evaluating information and reviewing yearly reports from accredited institutions.

The Company is also willing to issue an annual report regarding compliance with the Animal Welfare Policy and post that report on its Website as part of the Company’s Sustainability Report. By

1           The case captioned Covance Laboratories Limited v. PETA Europe Limited was filed in the High Court of Justice, Chancery Division, Leeds District Registry, Claim No. 5C-00295. In addition to ruling in PETA’s favor, the Court ordered Covance to pay PETA £50,000 in costs and fees.

taking these actions and posting the Company’s Animal Welfare Policy on its website which describes the Company’s commitment to the appropriate care and treatment of laboratory animals, we believe the Proposal is unnecessary since we have already addressed the objectives sought by the Proponent.

Recommendation of the Board

The Board of Directors recommends a vote “AGAINST” this proposal for the reasons discussed above. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a stockholder indicates otherwise in voting the proxy.

PROPOSAL NO. 7

STOCKHOLDER PROPOSAL

3M  has received identical stockholder proposals from the Funding Exchange, the Benedictine Sisters of Mount St. Scholastica, and the Congregation of Holy Cross Southern Province, all of which are of represented by Harrington Investments, Inc., 1001 2nd Street, Suite 325, Napa, CA 94559 (the “Proponent”). The Proponent has requested the Company to include the following proposal and supporting statement in its proxy statement for the Annual Meeting of Stockholders. The proposal may be voted on at the Annual Meeting only if properly presented by the Proponent or the Proponent’s qualified representative.

Proponent’s Proposal:

WHEREAS: our company’s business practices in China respect human and labor rights of workers. The first nine principles below were designed to commit a company to a widely accepted and thorough set of human and labor rights standards for China. They were defined by the International Labor Organization and the United Nations Covenants on Economic, Social & Cultural Rights, and Civil & Political Rights.

(1)           No goods or products produced within our company’s facilities or those of suppliers shall be manufactured by bonded labor, forced labor, within prison camps or as part of reform-through-labor or reeducation-through-labor programs.

(2)           Our facilities and suppliers shall adhere to wages that meet workers’ basic needs, fair and decent working hours, and at a minimum, to the wage and hour guidelines provided by China’s national labor laws.

(3)           Our facilities and suppliers shall prohibit the use of corporal punishment, any physical, sexual or verbal abuse or harassment of workers.

(4)           Our facilities and suppliers shall use production methods that do not negatively affect the worker’s occupational safety and health.

(5)           Our facilities and suppliers shall not call on police or military to enter their premises to prevent workers from exercising their rights.

(6)           We shall undertake to promote the following freedoms among our employees and the employees of our suppliers: freedom of association and assembly, including the rights to form unions and bargain collectively; freedom of expression, and freedom from arbitrary arrest or detention.

(7)           Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on age, gender, marital status, pregnancy, ethnicity, region of origin, labor, political or religious activity, or on involvement in demonstrations, past records of arrests or internal exile for peaceful protest, or membership in organizations committed to non-violent social or political change.

(8)           Our facilities and suppliers shall use environmentally responsible methods of production that have minimum adverse impact on land, air and water quality.

(9)           Our facilities and suppliers shall prohibit child labor, at a minimum comply with guidelines on minimum age for employment within China’s national labor laws.

(10)    We will not sell or provide products or technology in China that can be used to commit human rights violations or labor rights abuse.

(11)    We will issue annual statements to the China Working Group detailing our efforts to uphold these principles and to promote these basic freedoms.

RESOLVED: Stockholders request the Board of Directors to make all possible lawful efforts to implement and/or increase activity on each of the principles named above in the People’s Republic of China.

SUPPORTING STATEMENT: As U.S. companies import more goods, consumer and shareholder concern is growing about working conditions in China that fall below basic standards of fair and humane treatment. We hope that our company can prove to be a leader in its industry and embrace these principles.

Board’s Statement Opposing the Proposal

3M has long been recognized worldwide as an ethical and law-abiding company. Although the Company has business operations in more than 60 countries, 3M has only one set of business conduct policies and human resource principles that apply globally. These universal standards provide a framework for conducting business the right way — legally and ethically — everywhere 3M does business, including the People’s Republic of China. 3M opposes the proposal because adopting duplicative principles for one country is unnecessary and contrary to the benefits derived from one set of standards applicable to every country where we do business. 3M’s universal standards relate to and substantially implement each of the principles described in the proposal and include:

•       Fair Employment and Labor Practices: Our compensation for our workforce in China significantly exceeds minimum wage requirements. 3M values a diverse workforce and has extensive programs to identify, hire, educate, and promote employees with a wide range of skills and attributes. 3M prohibits workplace harassment and respects workers’ freedom to associate with each other and organize. 3M has adopted strong worker protection principles that apply worldwide that prohibit the use of forced or bonded labor, or the employment of children under the minimum age established by local law.

•       Harassment-free Workplace: It is 3M policy that employees and others acting on 3M’s behalf are entitled to a working environment that is free of inappropriate behavior of all kinds and harassment because of age, disability, marital status, race or color, national origin, religion, sex or sexual orientation.

•       Environmental, Health and Safety: It is 3M policy to provide a safe and healthful workplace for its employees, and to minimize the impact of our production processes and products on the environment.

•       Supplier Expectations:  We also set specific expectations for our suppliers. These expectations state that a 3M supplier must, among others: (i) ensure that goods produced for 3M have been manufactured and sold in compliance with all applicable laws, rules, and regulations; (ii) comply with all local country labor laws, including those related to wages, hours worked, working conditions, and child labor; (iii) not use labor which is a result of mental or physical coercion, physical punishment, slavery or other oppressive labor conditions; (iv) comply with applicable country employment discrimination laws; (v) hire and employ workers in compliance with applicable laws, wages, benefits, and working hours are expected to be fair and reasonable in the local labor market; and (vi) provide workers with a safe and healthy work environment that is in compliance with applicable laws.

Each year, 3M publishes on its Web site a sustainability report that looks beyond financial reporting and marketplace performance to present a broader perspective of our Company and our values. This report provides our employees and a broad external audience with an overview of the management systems we apply to the economic, social, workforce, and environmental aspects of our business. This report is available not only to the China Working Group referred to in the stockholder proposal, but to everyone. A copy of the report is available at: http://solutions.3m.com/wps/portal/!ut/p/kcxml/04_Sj9SPykssy0xPLMnMz0vM0Q9KzYsPDdaP0I8yizeINzTy0S_IcFQEAILZSrE!.

In recognition of our commitment to sustainability, 3M has been selected for inclusion in the 2006 Dow Jones Sustainability Index that tracks the performance of sustainability-driven companies worldwide. This marks the fifth year that we have been included in the index and named the leader in our category of diversified companies.

Our business touches a broad and diverse group of individuals and organizations — our employees, stockholders, customers, suppliers, and communities in which we operate. The Company’s universal standards effectively support its responsibilities to each of its stakeholders. We believe the Company’s global business conduct policies, human resource principles and management systems already address the objectives sought by the Proponent.

Last year, Harrington Investments, on behalf of a nominal stockholder, asked the Company to include the same proposal in the Company’s proxy materials for its 2005 annual meeting. 3M responded directly to Harrington Investments that it already substantially implemented the Proposal. At Harrington’s request for specific detailed information on 3M’s practices in China, 3M arranged conference calls for representatives from Harrington Investments and its lawyer, and several 3M representatives, including 3M China’s managing director and manufacturing director. In the last conference call, Harrington Investments’ lawyer explicitly sought a financial contribution from the Company to an entity called the China Working Group to support that group’s efforts in China in exchange for withdrawing the proposal. The Company declined to make a contribution under those circumstances and the proposal was defeated at last year’s annual meeting.

Recommendation of the Board

The Board of Directors recommends a vote “AGAINST” this proposal for the reasons discussed above. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a stockholder indicates otherwise in voting the proxy.

COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning beneficial ownership of the Company’s common stock as of February 28, 2006, for: (a) each director and the nominees for director; (b) Named Executive Officers set forth in the Summary Compensation Table; and (c) the directors and executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

The number of shares beneficially owned by each director or executive officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of April 29, 2006 (60 days after February 28, 2006), through the exercise of any stock option or other right. Options exercisable within 60 days after February 28, 2006, are shown separately.

Beneficial Ownership Table

Name and Principal Position	Common Stock Beneficially Owned (1)		Options Exercisable (2)	Shares Held as Deferred Stock (3)	Total
Linda G. Alvarado, Director	4,911		—	5,195	10,106
Edward A. Brennan, Director	252		—	38,665	38,917
Vance D. Coffman, Director	237		—	8,273	8,510
Michael L. Eskew, Director	0		—	6,369	6,369
Edward M. Liddy, Director	0		—	13,055	13,055
Robert S. Morrison, Director	4,491		—	4,925	9,416
Aulana L. Peters, Director	2,345		—	32,244	34,589
Rozanne L. Ridgway, Director	2,576		—	42,974	45,550
Kevin W. Sharer, Director	878		—	8,108	8,986
Louis W. Sullivan, Director	1,714		—	19,514	21,228
George W. Buckley, Director, Chairman of the Board, President and Chief Executive Officer	207,910	(4)	0	0	207,910
W. James McNerney, Jr., Former Director, Chairman of the Board and Chief Executive Officer (5)	98,230		0	0	98,230
Harold J. Wiens, Executive Vice President	65,125	(6)	372,185	0	437,310
Richard F. Ziegler Senior Vice President	15,732	(7)	92,376	0	108,108
Patrick D. Campbell Chief Financial Officer	18,601		198,495	0	217,096
Moe S. Nozari Executive Vice President	100,635		343,492	0	444,127
All Directors and Executive Officers as a Group (31 persons) (8)	843,766		2,753,326	179,322	3,776,414

FOOTNOTES TO BENEFICIAL OWNERSHIP TABLE

(1)  “Common Stock Beneficially Owned” includes (a) stock held in joint tenancy, (b) stock owned as tenants in common, (c) stock owned or held by spouse or other members of the nominee’s household, and (d) stock in which the nominee either has or shares voting and/or investment power, even though the nominee disclaims any beneficial interest in such stock. Options exercisable within 60 days after February 28, 2006, are shown separately.

(2)  Option prices for these shares range from $31.5175 to $86.2000 per share.

(3)  “Shares Held as Deferred Stock” by nonemployee directors represent the number of shares of the Company’s common stock, as of February 28, 2006, which the directors will receive upon termination of membership on the Board of Directors for any reason. These shares result from the voluntary election by the nonemployee directors to defer the payment of directors’ fees. No shares of common stock have as yet been issued, and the directors have neither voting nor investment powers in these shares of deferred stock.

(4)  Ownership includes restricted stock units that generally vest over a five-year period if the executive remains continuously employed by the Company and are subject to forfeiture under certain circumstances.

(5)  Ownership reported as of December 31, 2005.

(6)  Ownership reported as of December 31, 2005, date insider status ended.

(7)  Ownership includes restricted shares that generally vest in increments of one-third over a seven-year period if the executive remains continuously employed by the Company and are subject to forfeiture under certain circumstances.

(8)  All directors and executive officers as a group owned beneficially less than one percent of the outstanding common stock of the Company.

SECURITY OWNERSHIP OF MORE THAN 5 PERCENT STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of more than 5 percent of the outstanding 3M stock as of December 31, 2005.

Name/Address	Shares Beneficially Owned	Percent of Stock Outstanding
State Street Bank and Trust	60,869,847	8.00
Company (“State Street”) (1) 225 Franklin Street Boston, MA 02110
Barclays Global Investors, NA (2)	41,795,442	5.49
45 Fremont Street San Francisco, CA 94105

(1)  State Street holds 8.0 percent of our outstanding common stock as trustee for certain 3M savings plans, including the Company’s Voluntary Investment Plan and Employee Stock Ownership Plan, a 401(k) retirement savings plan. Under the terms of the plans, State Street is required to vote shares allocated to the accounts of the participants in accordance with instructions received from such participants. Information is based on a Schedule 13G/A filed with the SEC on February 13, 2006. State Street disclaims beneficial ownership of all of the shares listed above.

(2)  The address and number of shares of 3M common stock beneficially owned by Barclays Global Investors, NA is based on the Schedule 13G filed by Barclays Global Investors, NA with the SEC on January 27, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the Securities Exchange Commission reports regarding their ownership and changes in ownership of our stock. 3M believes that during 2005, its directors and executive officers complied with all Section 16(a) filing requirements. In making this statement, 3M has relied upon examination of the copies of Forms 3, 4, and 5 and the written representations of its directors and executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information for each of the individuals who served as the chief executive officer of 3M during 2005, as well as the four other executive officers of 3M who, based on their salary and bonus compensation, were the most highly compensated for 2005 (the “Named Executive Officers”). All information set forth in this table reflects compensation earned by these individuals for services in 2005, as well as their compensation in 2004 and 2003.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Profit Sharing (Bonus) ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Options Granted #-Number of Shares (4)	Performance Unit Plan (LTIP) Payouts ($)	All Other Compensation ($)(5)
George W. Buckley	2005	115,152	212,135	0	16,146,682	250,000	0	0
Chairman of the Board
and Chief Executive
Officer (December 6,
2005)
Robert S. Morrison	2005	604,545	828,808	83,378	0	92,632	0	6,739
Interim CEO
(June 30-Dec 6, 2005)
W. James McNerney, Jr.	2005	856,729	1,727,546	263,763	0	270,160	5,293,020	302,553
Chairman of the	2004	1,624,333	3,522,149	467,233	0	436,247	0	318,418
Board and Chief	2003	1,540,000	3,222,459	163,157	0	462,432	0	51,745
Executive Officer
(resigned June 30,
2005)
Richard F. Ziegler	2005	667,800	802,981	1,969	0	45,926	0	79,475
Senior Vice President,	2004	636,000	823,473	4,927	0	50,201	0	87,010
Legal Affairs and	2003	600,000	775,311	29,705	760,500	46,000	0	19,054
General Counsel
Harold J. Wiens	2005	666,839	530,104	120,127	0	120,789	709,920	95,603
Executive Vice	2004	641,191	828,512	83,832	0	109,581	434,906	94,404
President	2003	618,512	406,147	61,190	0	92,636	0	8,807
Patrick D. Campbell	2005	626,301	487,218	5,909	0	71,185	709,920	82,180
Senior Vice President	2004	590,850	501,092	0	0	72,162	0	68,941
and Chief Financial	2003	540,111	442,392	6,677	0	44,000	0	26,517
Officer
Moe S. Nozari	2005	586,460	439,277	3,049	0	130,652	709,920	47,017
Executive Vice	2004	559,392	480,343	5,574	0	113,593	437,520	45,818
President	2003	536,240	407,509	5,174	0	103,054	424,800	8,807

FOOTNOTES TO SUMMARY COMPENSATION TABLE

(1)   Generally, profit sharing is paid in cash; however, the Named Executive Officers have in the past, and may in the future, receive a portion of their profit sharing in restricted shares of the

Company’s common stock as determined by the Compensation Committee. For Mr. Ziegler, in 2005 Bonus includes $283,333 of a signing bonus payable to him in accordance with his employment agreement with the Company.

(2)   “Other Annual Compensation” includes perquisites or other personal benefits received by the named individuals to the extent that the aggregate amount thereof exceeds the lesser of $50,000, or 10% of the total base salary and profit sharing earned by such individual during the year, amounts reimbursed to individuals during the year for payment of taxes and that portion of interest above market rates (as determined by the SEC) paid on that compensation voluntarily deferred by the individuals. For 2005, Mr. Morrison’s Other Annual Compensation includes $37,968 for the incremental cost of Company-required personal use of corporate aircraft and $21,067 for temporary living expenses while serving as interim CEO. For 2005, Mr. McNerney’s Other Annual Compensation includes $73,346 for the incremental cost of Company-required personal use of corporate aircraft

(3)   Value as of the date of grant. As of December 31, 2005, Mr. Buckley held 207,808 restricted stock units that had a value of $16,105,120. These units were granted to Mr. Buckley on December 6, 2005, in accordance with his employment agreement with the Company. 50,000 of these units vest in increments of 20 percent on the 6th of December in the years 2006 through 2010 if he remains continuously employed by the Company. The Company will grant Mr. Buckley additional restricted stock units in lieu of dividends on these 50,000 units during the vesting period. 25,000 of the restricted stock units vest on December 31, 2006, while the remaining 132,808 restricted stock units vest on December 6, 2010, if Mr. Buckley remains continuously employed by the Company. Dividend equivalents in the form of cash will be paid to Mr. Buckley on these 157,808 units during the vesting period. As of December 31, 2005, Mr. Ziegler held 12,000 shares of restricted stock that had a value of $960,000. These shares resulted from a grant of 12,000 shares of restricted stock made to Mr. Ziegler in accordance with his employment agreement with the Company. These shares vest in increments of 33-1/3 percent on the 1st of January in the years 2006, 2008, and 2010 if he remains continuously employed by the Company. Dividends are paid on this restricted stock to the same extent and at the same time the Company pays dividends on its common stock. (For more information about these restricted stock units and this restricted stock, see the section entitled “Employment Contracts, Termination of Employment, and Change-in-Control Arrangements.”

(4)   The number of stock options shown in this column includes both annual grants of incentive and nonqualified stock options and Progressive Stock Options, which are described more fully in footnote 1 to the Option Grants in Last Fiscal Year Table.

(5)   ”All Other Compensation” includes: (a)  the dollar value of premiums paid on behalf of the individual under the whole life or universal life insurance policies issued to them under the Executive Life Insurance Plan; and (b) all amounts contributed by the Company to the account of each named executive under the Company’s 401(k) plans. For 2005, the dollar value of the premiums paid on behalf of the Named Executive Officers under the whole life or universal life insurance policies issued to them under the Executive Life Insurance Plan were $262,937 for Mr. McNerney, $67,474 for Mr. Ziegler, $85,492 for Mr. Wiens, $62,151 for Mr. Campbell, and $36,906 for Dr. Nozari. During 2005 the amounts contributed by the Company to the accounts of the Named Executive Officers under the Company’s 401(k) plans were $6,739 for Mr. Morrison, $39,616 for Mr. McNerney, $12,001 for Mr. Ziegler, $10,111 for Mr. Wiens, $20,029 for Mr. Campbell, and $10,111 for Dr. Nozari.

Option Grants in Last Fiscal Year

The following table shows all grants of options to acquire shares of 3M common stock granted in 2005 to the Named Executive Officers.

	Individual Grants
Name	Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(2)	Expiration Date(3)	Grant Date Present Value ($)(4)
G. W. Buckley	250,000	2.058%	$78.150	12/6/2015	$4,647,500
R. S. Morrison	44,236	0.364%	$77.550	11/14/2015	$816,154
	48,396	0.398%	$72.650	8/8/2015	$836,283
W. J. McNerney, Jr.	270,160	2.224%	$76.800	5/10/2015	$4,935,823
R. F. Ziegler	45,926	0.378%	$76.800	5/10/2015	$839,068
H. J. Wiens	58,769	0.483%	$76.800	5/10/2015	$1,073,710
	62,020	0.510%	$77.200	5/6/2011	$848,434
P. D. Campbell	71,185	0.586%	$76.800	5/10/2015	$1,300,550
M. S. Nozari	50,518	0.416%	$76.800	5/10/2015	$922,964
	29,218	0.240%	$86.000	5/13/2013	$378,870
	20,565	0.169%	$86.000	5/6/2011	$266,666
	30,351	0.249%	$86.000	5/6/2011	$393,561
All Optionees	12,143,718		$77.136	5/10/2015	$218,181,104

FOOTNOTES TO OPTION GRANTS IN LAST FISCAL YEAR TABLE

(1)   The Company did not grant any stock appreciation rights (“SARs”) during 2005. The options shown for each individual include both annual grants of nonqualified stock options and grants of Progressive Stock Options (“PSOs”). Nonqualified options granted to certain participants prior to 2005 are subject to a reload feature when exercised with the payment of the option price in the form of previously owned shares of the Company’s common stock. Such an exercise results in further grants of PSOs. The first grant shown for each individual is the annual grant. The remaining lines are PSOs. The PSO grants for each individual were made on a single date, but are, pursuant to SEC rules, shown in multiple lines because of different expiration dates.

PSO grants were made to certain participants who exercised nonqualified stock options granted prior to 2005 and who paid the purchase price using shares of previously owned Company common stock. The PSO grant is for the number of shares equal to the shares utilized in payment of the purchase price and tax withholding, if any. The option price for the PSO is equal to 100 percent of the market value of the Company’s common stock on the date of the exercise of the primary option. The option period is equal to the remaining period of the options exercised.

The participant must have owned Company common stock used for payment for at least six months, and only one exercise of nonqualified options per participant per calendar year will be eligible for PSO grants by the Compensation Committee.

The presence of PSOs encourages early exercise of nonqualified stock options, without foregoing the opportunity for further appreciation, and promotes retention of the Company stock acquired.

In any event, a participant receiving an annual grant of nonqualified stock options can never acquire more shares of Company common stock through successive exercises of the primary option and subsequent PSO grants than the number of shares covered by the primary annual option grant from the Committee.

(2)   All options granted during the period were granted at the market value on the date of grant, as calculated from the average of the high and low prices reported on the New York Stock Exchange Composite Index. The option price shown for the “All Optionees” line is $77.136  and represents the weighted-average exercise price of the options granted in 2005.

(3)   The expiration date for the “All Optionees” line is shown as May 10, 2015, since that is the applicable date for the vast majority of options granted during 2005.

(4)   Pursuant to the rules of the SEC, the Company has elected to provide a grant date present value for these option grants determined by a modified Black-Scholes pricing model. The Company’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. Among key assumptions utilized in this pricing model were: (i) that the time of exercise of stock options would be 69 months (40 months for PSOs) into the term of the option, which could be for terms as long as ten years, in recognition of the historical exercise patterns at the Company for these types of options; (ii) expected volatility of 23.5 percent (20.9 percent for PSOs); (iii) risk-free rate of return of 4.0 percent (3.7 percent for PSOs); and (iv) dividend yield rate of 2.0 percent. No adjustments for non-transferability or risk of forfeiture have been made. The Company expresses no opinion that the present value will, in fact, be realized and expressly disclaims any representation to that effect.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information on option exercises during 2005 and the value of unexercised options at the end of 2005 for the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year, and FY-End Option Value
	Shares Acquired on	Value Realized	Number Of Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options At FY-End ($)(1)
Name	Exercise (#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
G. W. Buckley	0	$0.00	0	250,000	$0.00	$0.00
R. S. Morrison	0	$0.00	0	92,632	$0.00	$234,720.60
W.J. McNerney, Jr.	2,171,105	$32,360,724.98	0	0	$0.00	$0.00
R. F. Ziegler	0	$0.00	92,376	45,926	$660,038.75	$32,148.20
H. J. Wiens	71,935	$1,335,473.27	372,185	58,769	$2,956,774.77	41,138.30
P. D. Campbell	0	$0.00	191,463	71,185	$1,968,454.02	$49,829.50
M. S. Nozari	103,293	$2,719,894.18	343,492	50,518	$2,220,557.65	$35,362.60
Total	2,346,333	$36,416,092.43	999,516	569,030	$7,805,825.19	$393,199.20

(1)   None of the Named Executive Officers exercised any stock appreciation rights (“SARs”) during 2005, or held any unexercised SARs at the end of 2005. The “Value Realized” or the unrealized “Value of Unexercised In-the-Money Options at FY-End” represents the aggregate difference between the market value on the date of exercise or at December 31, 2005, in the case of the unrealized values, and the applicable exercise prices. These differences accumulate over what may be, in many cases, several years. These stock options all have option periods of 10 years when first granted, and Progressive Stock Options have option periods equal to the remaining option period of the primary nonqualified options resulting in Progressive Stock Options.

Long-Term Incentive Plan Awards Table

The following table shows information on awards during 2005 under the Company’s Performance Unit Plan for the Named Executive Officers.

	Long-Term Incentive Plan Awards in Last Fiscal Year
	Number of Shares, Units or Other	Performance or Other Period Until Maturation	Estimated Future Payouts Under Non-Stock Price Based Plans
Name	Rights (#)(1)	or Payout (2)	Threshold ($)	Target ($)	Maximum ($)
G. W. Buckley(3)	11,112	3 years	$0	$1,333,440	$4,000,320
	5,556	3 years	$0	$666,720	$2,000,160
R. S. Morrison	0	3 years	$0	$0	$0
W. J. McNerney, Jr.	23,535	3 years	$0	$2,824,200	$8,472,600
R. F. Ziegler	4,000	3 years	$0	$480,000	$1,440,000
H. J. Wiens	4,400	3 years	$0	$528,000	$1,584,000
P. D. Campbell	6,200	3 years	$0	$744,000	$2,232,000
M. S. Nozari	4,400	3 years	$0	$528,000	$1,584,000

FOOTNOTES TO LONG-TERM INCENTIVE PLAN AWARDS TABLE

(1)  The Company’s Performance Unit Plan (the “Plan”) provides long-term compensation to approximately 115 key management personnel based upon the Company’s attainment of long-term performance and growth criteria.

The Compensation Committee administers the Plan. The Committee has sole discretion in the selection of participants, performance criteria, size of awards, performance period, and the timing and form of payment, as well as all other conditions regarding awards.

Awards made in 2005 under the Performance Unit Plan are based on performance criteria that focus management attention on two key factors that create stockholder value: Economic Profit Growth and Sales Growth. The payout can vary from $0 to $360 per unit. More detail about current performance goals is available in the Report of the Compensation Committee.

The right to receive payment is contingent upon continued employment to the payment date, and is subject to forfeiture prior to the payment date in the event of termination of employment for any reason other than retirement under a pension plan of the Company, death, or physical or mental disability. Participants receiving awards during 2005, including the Named Executive Officers, will receive payment in 2008, provided that such individuals continue employment with the Company until such payment date (except in the event of death, retirement, or disability). Payment under the Plan may be made in cash, shares of the Company’s common stock, or any combination of cash and stock, at the discretion of the Compensation Committee. In the past, payment has been made only in cash.

(2)  The value of awards granted for 2005 will be determined by the Company’s attainment of Economic Profit Growth and Sales Growth performance criteria during a three-year performance period of 2005, 2006, and 2007. More detail about current performance goals is available in the Report of the Compensation Committee.

(3)  As required by his employment agreement with the Company, the Compensation Committee made two awards to Mr. Buckley upon the commencement of his employment. The first award, for 11,112 units, is with respect to the three-year performance period of 2005, 2006, and 2007. The value of this award will be determined in the same manner as the other awards made under the Plan during 2005. The second award, for 5,556 units, is with respect to the performance period of 2004, 2005, and 2006. As described in the previous year’s proxy statement, the value of this award will be determined by the Company’s attainment of Economic Profit Growth, Sales Growth, and Improvement in Net

Working Capital Turns performance criteria during such three-year period ending in 2006. More detail about these three performance goals is available in last year’s Report of the Compensation Committee.

Employment Contracts, Termination of Employment, and
Change-In-Control Arrangements

Chief Executive Officer — George W. Buckley

3M has entered into an employment agreement with George W. Buckley providing for his employment as President and Chief Executive Officer of the Company and for his election as Chairman of the Board of Directors of 3M. The agreement is effective December 6, 2005, and has an initial term of three years. Beginning on December 6, 2006, the agreement automatically extends itself so that the remaining term of the agreement is always two years. However, the term will end on Mr. Buckley’s 65th birthday (February 23, 2012) unless the parties otherwise agree.

Base Salary — The agreement provides that Mr. Buckley will receive an annual base salary of $1,600,000. This base salary will be reviewed at least annually and may be increased by the Compensation Committee of the Board, but may not be decreased without Mr. Buckley’s consent.

Bonus — The agreement provides that Mr. Buckley will be eligible to participate in the Company’s Executive Profit Sharing Plan. His target annual bonus under such Plan will be the greater of $2,600,000 and 150 percent of his annual base salary. The amount of the annual bonus actually paid to Mr. Buckley will depend on his performance and the performance of the Company, and may range from zero to a maximum of 150 percent of his target annual bonus. This annual bonus will be paid to Mr. Buckley at times and in a manner (cash, stock or a combination of cash and stock) consistent with the payment of annual bonuses to other senior executives of the Company. For 2006 only, Mr. Buckley’s annual bonus may not be less than $2,600,000.

Initial Grants — On the effective date of the agreement, Mr. Buckley was granted nonqualified options to purchase 250,000 shares of 3M common stock at the fair market value of a share of 3M common stock on that date ($78.15). These options have a ten-year term, and become exercisable in increments of 20 percent on each of the first five anniversaries of the grant date assuming continued employment with the Company. These options become vested and exercisable in full upon Mr. Buckley’s death or termination due to disability, or upon a change of control of the Company.

On the effective date of the agreement, Mr. Buckley was also granted 50,000 restricted stock units with respect to shares of 3M common stock. These restricted stock units will vest in increments of 20 percent on each of the first five anniversaries of the grant date assuming continued employment with the Company. Dividend equivalents in the form of additional restricted stock units will be provided during the vesting period. These restricted stock units become vested in full upon Mr. Buckley’s death or termination due to disability, or upon a change of control of the Company.

Subsequent Grants — The agreement provides that at the same time in 2006 that the Company grants stock options to its other senior executives, Mr. Buckley will be granted nonqualified stock options having a Black-Scholes value of $6,000,000. The Compensation Committee will consider granting Mr. Buckley additional stock options in 2007 and years subsequent thereto, based on his performance and consistent with its treatment of other senior executives of the Company.

Performance Unit Plan Awards — On the effective date of the agreement, Mr. Buckley was awarded 16,667 performance units under 3M’s Performance Unit Plan with respect to each of the performance periods beginning in 2004 and 2005. Each award has a target value of $2,000,000, although the ultimate value of each award will depend on the performance of the Company during the respective three-year performance period. Assuming that he remains employed by the Company through the end of the respective performance periods for such awards, Mr. Buckley will receive payment for one-third of the value of the 2004 performance units and two-thirds of the value of the 2005 performance units.

The agreement provides that at the same time in 2006 that the Company makes Performance Unit Plan awards to its other senior executives, Mr. Buckley will be awarded 16,667 performance units with respect to the three-year performance period beginning in 2006. This award will have a target value of $2,000,000, although the ultimate value of the award will depend on the performance of the Company during the performance period. Mr. Buckley must remain employed by the Company through the end of this three-year performance period in order to receive payment for this award.

Make Whole Grants — In order to replace the unvested restricted stock units that he will forfeit as a result of leaving his previous employer, Mr. Buckley was granted (on the effective date of the agreement) 157,808 restricted stock units with respect to shares of 3M common stock. 25,000 of these restricted stock units will vest on December 31, 2006 and the remaining 132,808 restricted stock units will vest on December 6, 2010, assuming continued employment with the Company. Dividend equivalents in the form of cash will be paid to Mr. Buckley during the vesting period. These restricted stock units become vested in full upon Mr. Buckley’s death or termination due to disability, or upon a change of control of the Company.

In order to replace the annual bonus and long-term incentive compensation that he will forfeit as a result of leaving his previous employer, the agreement provides that the Company will pay Mr. Buckley a cash bonus of $4,117,500 on or before March 15, 2006.

Benefits — The agreement provides that Mr. Buckley will be entitled to participate in all of the retirement and welfare benefit programs of the Company offered to its other senior executives. The Company will pay $95,000 in annual premiums on life insurance policies owned by Mr. Buckley. Mr. Buckley will be entitled to four weeks of paid vacation per year. In the event Mr. Buckley remains employed by the Company until his 62nd birthday and his employment is terminated thereafter for a reason other than Cause, he will deemed to have retired for purposes of the Company’s equity and benefit plans except to the extent inconsistent with the provisions of his employment agreement.

Relocation — The agreement provides that the Company will pay Mr. Buckley’s reasonable expenses of relocating his primary residence to the Minneapolis-St. Paul area, consistent with the Company’s relocation policies applicable to other senior executives. If payment of these relocation expenses results in taxable income to Mr. Buckley, the Company will make an additional payment to Mr. Buckley (a gross-up) with which he may pay the taxes on such income. The Company has agreed to purchase Mr. Buckley’s current principal residence at its then prevailing value (to be determined by an appraiser mutually agreeable to both parties) if he is unable to complete the sale of such residence on or prior to December 31, 2006.

Perquisites — The agreement provides that Mr. Buckley will be eligible for the same perquisites that the Company makes available to its other senior executives. Both Mr. Buckley and his family will be entitled to use the aircraft owned by the Company for business and personal purposes. The Company will provide Mr. Buckley with an automobile and driver for travel in the Minneapolis-St. Paul area, and with an additional luxury automobile for which the Company will pay all insurance, maintenance, gasoline, and other operating expenses. The Company will provide appropriate security at Mr. Buckley’s personal residences.

Supplemental Retirement Benefit — The agreement provides that Mr. Buckley will earn a supplemental retirement benefit payable in the form of a lump sum at the time of his termination of employment. The amount of this benefit will be the actuarially equivalent present value of the amount by which (a) a single life annuity payable for Mr. Buckley’s lifetime commencing at age 60 (or, if later, on the date of his termination of employment) equal to 40 percent of his highest average annual cash compensation (base salary plus bonus) during any three consecutive years during his final ten years of employment, exceeds (b) the sum of his actual pension benefits payable at age 60 (or, if later, on the date of his termination of employment) under the plans of the Company and his previous employers. The benefit formula for this supplemental retirement benefit increases by 2 percent (from 40 percent) for each full year following Mr. Buckley’s 60th birthday that he remains employed by the Company, up to a maximum of 50 percent. This supplemental retirement benefit vests in full on December 6, 2010, or upon Mr. Buckley’s death or termination due to disability. In the event of Mr. Buckley’s death or termination due to disability prior to his 60th birthday, the benefit formula increases to 50 percent, the annuity amounts described in (a) and (b) above are those commencing at age 65, and the entire benefit amount is multiplied by a fraction, the numerator of which is Mr. Buckley’s years of service with the Company through his date of death or termination and the denominator of which is 6.

Severance — The agreement provides that in the event the Company terminates Mr. Buckley’s employment without Cause or if he terminates his employment with Good Reason, Mr. Buckley would receive: (a) cash severance equal to two times the sum of his annual base salary and target annual bonus payable in the form of 24 equal monthly installments (or in the form of an immediate lump sum if the termination follows a change in control of the Company), (b) a pro rata portion of the annual bonus that Mr. Buckley would have been eligible to receive for the year of termination, (c) if a change in control of the Company causes any payment upon his termination of employment to be subject to the excise tax imposed by section 4999 of the Internal Revenue Code, a tax gross-up payment with which to pay such tax and the additional taxes payable as a result of such payment, and (d) immediate vesting of the stock options, restricted stock units, performance units and supplemental retirement benefit provided under the agreement, and continued welfare benefits for the period that cash severance benefits are payable. No severance benefits (other than accrued salary and benefits) are payable in the event of the termination of Mr. Buckley’s employment by the Company for Cause or by Mr. Buckley without good reason.

Non-Competition — During his employment by the Company and for a period of 2 years thereafter (but for an unlimited period with respect to the disclosure of the Company’s confidential information), Mr. Buckley has agreed to comply with restrictive covenants prohibiting the disclosure of the Company’s confidential information, the solicitation of the Company’s customer, vendors and employees, the performance of services for a competitor of the Company, and the acquisition of an ownership interest in a competitor of the Company.

Reimbursement of Fees — The agreement provides that the Company will pay Mr. Buckley’s reasonable legal and other professional fees incurred in connection with the completion of his employment agreement, up to a maximum of $125,000, and pay him a tax gross-up payment with respect to its payments of such fees.

In the event of any dispute between the Company and Mr. Buckley regarding his right to compensation and benefits under his employment agreement, and if Mr. Buckley prevails in such dispute, the Company will reimburse Mr. Buckley for the amount of his reasonable legal fees and other expenses incurred during such dispute.

Indemnification — The agreement provides that Mr. Buckley will be indemnified by the Company against liability as an officer and director of the Company to the maximum extent permitted by applicable law.

Former Chief Executive Officer — W. James McNerney, Jr.

Prior to his resignation from the Company effective June 30, 2005, 3M had entered into an employment agreement with W. James McNerney, Jr. providing for his employment as Chief Executive Officer of the Company and for his election as Chairman of the Board of 3M. The following description of the terms and conditions of this employment agreement is included for purposes of compliance with Regulation S-K as issued by the SEC, even though this agreement terminated upon the effective date of his resignation and the Company has satisfied all of its obligations under this agreement.

The initial term of the agreement ends on January 1, 2005, but, beginning on January 1, 2002, the term automatically extends so that the remaining term is always two years. The agreement provides for an initial base salary of $1,300,000 per year and for annual profit sharing initially designed to pay $2,200,000 per year, depending on the Company’s performance. The agreement also recognizes that Mr. McNerney will be entitled to participate in the same retirement and welfare benefit programs that the Company provides to other senior executives.

The agreement also required 3M to grant Mr. McNerney the following stock options, restricted stock, and performance units under the Performance Unit Plan:

Stock Options — Effective December 4, 2000, Mr. McNerney was granted options to purchase 1,200,000 shares of 3M common stock at $51.525 per share. A portion of these options was designed to compensate Mr. McNerney for the restricted stock and stock options he forfeited upon leaving his prior employer. 800,000 of these options become exercisable in increments of 20 percent on the 1st of January in the years 2002 through 2006, and the remaining 400,000 of these options become exercisable in increments of one-third on the 1st of January in the years 2002 through 2004, in each case assuming he remains employed by the Company. All 1,200,000 options will become exercisable in full immediately upon termination of Mr. McNerney’s employment by reason of death or disability, termination without cause, a termination for good reason, or a change in control of the Company.

Restricted Stock — In order to compensate Mr. McNerney for the restricted stock and stock options he forfeited upon leaving his prior employer, the Company also granted Mr. McNerney 220,000 shares of restricted stock. These shares of restricted stock vest in increments of 10 percent on the 1st of January in the years 2002 through 2011, assuming he remains employed by the Company, although such vesting accelerates in the event of the termination of Mr. McNerney’s employment by reason of death or disability, termination without cause, a termination for good reason, or a change in control of the Company.

Performance Units — The Company granted Mr. McNerney 10,000 performance units for the performance period commencing January 1, 2001, and ending December 31, 2003, subject to the terms of the Company’s Performance Unit Plan. The value of these units and the amount paid to Mr. McNerney will depend on the performance of the Company, but in no event will the value be less than $100 per unit nor more than $200 per unit.

The agreement also requires 3M to provide Mr. McNerney supplemental retirement benefits. If he remains employed by 3M for at least ten years, the supplemental benefits will be equal in value to an annuity payable for his lifetime commencing at age 62 and based on 50 percent of his highest average annual compensation over a three-year period. If Mr. McNerney is employed by 3M for less than ten years, the amount of these supplemental retirement benefits will be prorated accordingly. The amount of such benefits will be reduced by the amount of his benefits under 3M’s pension plans or the pension plans of his prior employer. These supplemental retirement benefits vest after five years of employment with the Company, although they vest immediately in the event of the termination of his employment by reason of death or disability, termination without cause, a termination for good reason, or a change in control of the Company. Due to his resignation from the Company effective

June 30, 2005, Mr. McNerney forfeited all of the supplemental retirement benefits provided for under the agreement.

In the event that Mr. McNerney’s employment is terminated by the Company other than for cause, or if Mr. McNerney terminates his employment for good reason, then he will receive a lump-sum cash payment equal to three times his annual base salary and profit sharing. As a condition to receiving such payment, Mr. McNerney would be required to sign a release of all claims against the Company. Due to his resignation from the Company effective June 30, 2005, Mr. McNerney was not entitled to receive and the Company did not make any severance payment as provided for under the agreement.

Former Chief Executive Officer — Robert S. Morrison

During the period between Mr. McNerney’s resignation and Mr. Buckley’s hiring, Robert S. Morrison, a member of the Board of Directors, served as the interim Chairman of the Board and Chief Executive Officer of the Company. While Mr. Morrison did not have an employment contract with the Company, the following description of his compensation plan while employed as interim Chief Executive Officer is included for purposes of compliance with Regulation S-K as issued by the SEC since the plan treats his resignation from employment as Chief Executive Officer as a retirement for purposes of the Company’s Management Stock Ownership Program.

On August 8, 2005, the Compensation Committee of the Board of Directors of the Company approved (and the independent directors of the Board ratified, as necessary) a compensation plan (the “Plan”) for Robert S. Morrison relating to his service as interim Chief Executive Officer (“CEO”) of the Company (the “Service”). Mr. Morrison, a Director of the Company since 2002, served as interim CEO from June 30, 2005, until the effective date of Mr. Buckley’s hiring on December 6, 2005.

Pursuant to the Plan, Mr. Morrison received for his Service an annual base salary of $1,200,000 and annual profit sharing initially designed to pay $1,440,000 per year, depending on the Company’s performance, both of which amounts were prorated based on the length of his Service. Under the Plan, the Compensation Committee also did grant to Mr. Morrison nonqualified stock options to purchase 92,632 shares of 3M common stock, subject to the terms of the 2005 Management Stock Ownership Program. These options are exercisable for a ten-year term and vest in annual installments over a three-year period. The options were granted in two quarterly installments, with one option (for 48,396 shares) having an exercise price of $72.65 per share and the second option (for 44,236 shares) having an exercise price of $77.55 per share. The Plan included Mr. Morrison’s waiver of participation in the Company’s pension plans, together with the Compensation Committee’s interpretation of the MSOP to recognize that his resignation from Service as CEO following the appointment of a new Chief Executive Officer would be deemed a “Retirement” for the purpose of the MSOP to preserve the ten-year option term.

In addition, under the Plan, Mr. Morrison was entitled to the reimbursement of his reasonable temporary housing expenses and the use of Company aircraft and Company-furnished automobile with a driver. The Company did also agree to provide Mr. Morrison a tax gross-up payment to cover the income taxes payable on any imputed income resulting from such reimbursement or use. Payment of the annual retainer for Mr. Morrison’s services as a nonemployee director on the Company’s Board of Directors was suspended while he served as CEO.

Chief Financial Officer

3M has also entered into an employment agreement with Patrick D. Campbell providing for his employment as Senior Vice President and Chief Financial Officer of the Company. The term of this agreement began on February 1, 2002, and ended on February 1, 2005, subject to the survival of certain specified provisions pertaining to stock options, retiree medical benefits, vacation, gross up for excise taxes, supplemental retirement benefits, and termination benefits. Since February 1, 2005,

Mr. Campbell’s employment has been governed by the same terms and conditions that apply to other similar executives of the Company in addition to the surviving provisions of his employment agreement described above. The agreement provided for an initial base salary of $450,000 per year and for annual profit sharing initially designed to pay $300,000 per year, depending on the Company’s performance. The agreement also recognized that Mr. Campbell would be entitled to participate in certain retirement and welfare benefit programs that the Company provides to other senior executives, and would be entitled to reimbursement of his reasonable relocation expenses. For purposes of 3M’s postretirement medical program, Mr. Campbell was credited with an opening retiree medical credit balance as if he had completed 12 years of service with the Company.

The agreement also required 3M to grant Mr. Campbell the following stock options, restricted stock, and performance units under the Performance Unit Plan:

Stock Options — Effective February 1, 2002, Mr. Campbell was granted options to purchase 48,000 shares of 3M common stock at $55.965 per share. These options become exercisable in increments of one-third on the 1st of February in the years 2003 through 2005. All 48,000 options will become exercisable in full immediately upon termination of Mr. Campbell’s employment by reason of death or disability, termination without cause, or termination for good reason, and in that event such options shall remain exercisable for up to two years following Mr. Campbell’s death, the termination of his employment due to disability, termination without cause, or termination for good reason. In addition, any portion of these 48,000 options that have already become exercisable may be exercised by Mr. Campbell within 90 days following his resignation from the Company without good reason.

In May 2002, Mr. Campbell was granted options to purchase 40,000 shares of 3M common stock at $64.50 per share. All 40,000 options will become exercisable in full immediately upon termination of Mr. Campbell’s employment by reason of death or disability, termination without cause, or termination for good reason, and in that event such options shall remain exercisable for up to two years following Mr. Campbell’s death, the termination of his employment due to disability, termination without cause, or termination for good reason. In addition, any portion of these 40,000 options that have already become exercisable may be exercised by Mr. Campbell within 90 days following his resignation from the Company without good reason.

Restricted Stock — The Company also granted Mr. Campbell 6,000 shares of restricted stock. These shares vest in increments of one-third on the 1st of February in the years 2003 through 2005.

Performance Units — The Company granted Mr. Campbell 2,400 performance units for the performance period commencing January 1, 2002, and ending December 31, 2004, subject to the terms of the Company’s Performance Unit Plan. These units did vest and were paid out in cash to Mr. Campbell at the end of such three-year performance period

The agreement also requires 3M to provide Mr. Campbell supplemental retirement benefits. If he remains employed by 3M for at least ten years, the supplemental benefits will be payable in the form of an annuity payable for his lifetime commencing at age 60 and based on 45 percent of his highest average annual compensation over a four-year period. If Mr. Campbell is employed by 3M for less than ten years, the amount of these supplemental retirement benefits will be prorated accordingly. The amount of such benefits will be reduced by the amount of his benefits under 3M’s pension plans and the pension plans of his prior employer. Once he completed two years of employment with 3M, the agreement provided that the sum of these supplemental retirement benefits and the benefits payable under 3M’s pension plans would not be less than $100,000 per year. These supplemental retirement benefits (other than the $100,000 minimum benefit, which vested after two years of employment with the Company) vest after five years of employment with the Company, although they vest immediately in the event of the termination of his employment by reason of death or disability, termination without cause, or termination for good reason.

In the event that Mr. Campbell’s employment is terminated by the Company other than for cause, or if Mr. Campbell terminates his employment for a good reason, then he will receive a lump-sum payment equal to (i) two times his annual base salary and profit sharing if such termination occurs during the first five years following his employment commencement date, or (ii) one times his annual base salary and profit sharing if such termination occurs more than five but no more than ten years following his employment commencement date. As a condition to receiving such payment, Mr. Campbell would be required to sign a release of all claims against the Company.

Senior Vice President, Legal Affairs and General Counsel

3M has also entered into an employment agreement with Richard F. Ziegler providing for his employment as Senior Vice President, Legal Affairs and General Counsel of the Company. The term of this agreement began on January 1, 2003, and ended on January 1, 2006, subject to the survival of certain specified provisions pertaining to restricted stock, stock options, retiree medical benefits, vacation, gross up for excise taxes, retirement, supplemental retirement benefits, and termination benefits. Since January 1, 2006, Mr. Ziegler’s employment has been governed by the same terms and conditions that apply to other similar executives of the Company in addition to the surviving provisions of his employment agreement described above. The agreement provided for an initial base salary of $600,000 per year and for annual profit sharing initially designed to pay $400,000 per year, depending on the Company’s performance. The agreement also recognized that Mr. Ziegler would be entitled to participate in the same retirement and welfare benefit programs that the Company provides to its other similarly situated executives, and would be entitled to reimbursement of his reasonable relocation expenses. For purposes of 3M’s postretirement medical program, Mr. Ziegler was credited with an opening retiree medical credit balance as if he had completed 13 years of service with the Company.

The agreement also required 3M to pay Mr. Ziegler the following cash bonus and to grant him the following stock options, restricted stock, and performance units under the Performance Unit Plan:

Cash Bonus — The agreement provided for a cash signing bonus in the amount of $850,000, payable in equal installments on the 1st of January in the years 2003 through 2005.

Stock Options — In May 2003, Mr. Ziegler was granted options to purchase 46,000 shares of 3M common stock at $61.85 per share. All 46,000 options will become exercisable in full immediately upon termination of Mr. Ziegler’s employment by reason of death or disability, termination without cause, or termination for good reason, and in that event such options shall remain exercisable for up to two years following Mr. Ziegler’s death, the termination of his employment due to disability, termination without cause, or termination for good reason. In addition, any portion of these 46,000 options that have already become exercisable may be exercised by Mr. Ziegler within 90 days following his resignation from the Company without good reason.

Restricted Stock — The Company also granted Mr. Ziegler 12,000 shares of restricted stock. These shares vest in increments of one-third on the 1st of January in the years 2006, 2008, and 2010, assuming he remains employed by the Company, although such vesting accelerates in the event of termination of Mr. Ziegler’s employment by reason of death or disability, termination without cause, termination for good reason, or a change in control of the Company.

Performance Units — The Company granted Mr. Ziegler 2,400 performance units for the performance period commencing January 1, 2003, and ending December 31, 2005, subject to the terms of the Company’s Performance Unit Plan. These units did vest and were paid out in cash to Mr. Ziegler at the end of such three-year performance period

The agreement also requires 3M to provide Mr. Ziegler supplemental retirement benefits. If he remains employed by 3M for at least nine years, the supplemental benefits will be payable in the form of an annuity payable for his lifetime commencing at age 62 and based on 45 percent of his highest average annual compensation over a four-year period. If Mr. Ziegler is employed by 3M for less than nine years, the amount of these supplemental retirement benefits will be prorated accordingly. The amount of such benefits will be reduced by the amount of his benefits under 3M’s pension plans. Once he completed two years of employment with 3M, the agreement provided that the sum of these supplemental retirement benefits and the benefits payable under 3M’s pension plans would not be less than $300,000 per year. These supplemental retirement benefits (other than the $300,000 minimum benefit, which vested after two years of employment with the Company) vest after five years of employment with the Company, although they vest immediately in the event of the termination of his employment by reason of death or disability, termination without cause, or termination for good reason.

In the event that Mr. Ziegler’s employment is terminated by the Company other than for cause, or if Mr. Ziegler terminates his employment for a good reason, then he will receive a lump-sum payment equal to (i) two times his annual base salary and profit sharing if such termination occurs during the first three years following his employment commencement date, or (ii) one times his annual base salary and profit sharing if such termination occurs more than three but no more than ten years following his employment commencement date. As a condition to receiving such payment, Mr. Ziegler would be required to sign a release of all claims against the Company.

Retirement Benefits

The Company maintains a tax-qualified defined benefit pension plan for its eligible employees in the United States. Effective January 1, 2001, the Company amended this plan (the Employee Retirement Income Plan, or the “ERIP”) to include a pension equity feature for (1) employees hired or rehired on or after January 1, 2001, and (2) employees who voluntarily elected the pension equity feature during the one-time choice election period in 2001. Of the Named Executive Officers, Mr. Wiens and Dr. Nozari participate in the non-pension equity portion of the ERIP (the Portfolio I Pension Plan), while Mr. McNerney (prior to his resignation), Mr. Buckley, Mr. Ziegler, and Mr. Campbell participate in the pension equity portion of the ERIP (the Portfolio II Pension Plan). Retirement benefits under the ERIP are based on an employee’s years of service and average annual earnings during the employee’s highest four consecutive years of service. Since the Internal Revenue Code limits the amount of benefits that can be paid from the ERIP as well as the amount of compensation upon which such benefits may be earned, the Company also maintains several nonqualified pension plans for eligible employees. The following table shows the estimated annual benefits payable on retirement under both the ERIP and these nonqualified plans to the Company’s eligible employees in the United States.

Average Annual Earnings During the Highest	Annual Portfolio I Retirement Benefits With Years of Service Indicated (2)
Four Consecutive Years of Service (1)	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$500,000	$73,378	$110,067	$146,756	$183,445	$220,134	$256,823	$285,573
750,000	110,878	166,317	221,756	277,195	332,634	388,073	431,198
1,000,000	148,378	222,567	296,756	370,945	445,134	519,323	576,823
1,250,000	185,878	278,817	371,756	464,695	557,634	650,573	722,448
1,500,000	223,378	335,067	446,756	558,445	670,134	781,823	868,073
4,500,000	673,378	1,010,067	1,346,756	1,683,445	2,020,134	2,356,823	2,615,573
5,000,000	748,378	1,122,567	1,496,756	1,870,945	2,245,134	2,619,323	2,906,823
5,500,000	823,378	1,235,067	1,646,756	2,058,445	2,470,134	2,881,823	3,198,073

Average Annual Earnings During the Highest	Annual Portfolio II Retirement Benefits With Years of Service Indicated (2)
Four Consecutive Years of Service (1)	5 Years	10 Years	15 Years	20 Years
$500,000	$41,114	$79,488	$115,120	$146,641
750,000	62,573	120,974	175,204	223,176
1,000,000	84,031	162,460	235,287	299,711
1,250,000	105,490	203,946	295,371	376,246
1,500,000	126,948	245,433	355,454	452,781
4,500,000	384,449	743,268	1,076,457	1,371,201
5,000,000	427,366	826,240	1,196,624	1,524,271
5,500,000	470,282	909,213	1,316,791	1,677,341

FOOTNOTES TO PENSION PLAN TABLES

(1)  Earnings include base salary and profit sharing actually earned by the participant and does not include any other forms of remuneration. The benefits are computed on the basis of straight-life annuity amounts and are not subject to any deduction for social security or other offset amounts.

(2)  Under the Portfolio I plan, a participant may retire with an unreduced pension at age 60 (61 or 62 for employees born after 1942) and if the participant’s age and years of service total at least 90 (91 or 92 for employees born after 1942) he or she would receive a social security bridge to age 62. Under the Portfolio II plan, a participant may retire anytime after age 55 with at least five years of service and their pension is based on the total pension value determined at retirement converted to an actuarially equivalent annuity. The Named Executive Officers are presently entitled to the respective years of service credit set opposite their names:

G.W. Buckley*	0
R.S. Morrison.	0
W.J. McNerney, Jr.*	4
H.J Wiens	38
R.F. Ziegler*	3
P.D. Campbell*	4
M. Nozari	33

*                    As described above in the summaries of their employment agreements with the Company (in the section entitled “Employment Contracts, Termination of Employment, and Change-in-Control Arrangements”), Mr. Buckley, Mr. Ziegler, and Mr. Campbell will be entitled to receive supplemental retirement benefits from the Company in addition to the annual retirement benefits shown in the Pension Plan Tables above and Mr. McNerney forfeited all of the supplemental retirement benefits provided for under his employment agreement (as well as all of the annual retirement benefits shown in the Pension Plan Tables above) upon his resignation from the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”) reviews the Company’s compensation practices and policies, annually reviews and approves (subject to ratification by the independent directors of the Board) the compensation of the Chief Executive Officer, annually reviews and approves the compensation for the other senior executives, evaluates the performance of the Chief Executive Officer, and annually prepares this report on executive compensation for inclusion in the proxy statement. The Committee’s membership is determined by the Board of Directors, and is composed solely of independent nonemployee directors.

Executive Compensation Philosophy and Practices

The Board believes that providing appropriate motivation of the Company’s executives and effective leadership are essential for establishing 3M’s preeminence in the markets we serve and creating an attractive investment for stockholders. The Committee is responsible to the Board for ensuring that Company executives are highly qualified and are compensated in a manner that aligns the interests of executives and stockholders. Consistent with this philosophy, the following core principles provide a framework for the Company’s executive compensation programs:

•       Total compensation must be competitive to attract the best talent to 3M; motivate employees to perform at their highest levels; reward outstanding achievement; and retain those individuals with the leadership abilities and skills necessary for building long-term stockholder value;

•       A significant portion (targeted at 65 percent to 89 percent) of an executive’s total compensation is variable and at risk and tied to both the annual and long-term financial performance of the Company, such as economic profit and stock price appreciation; and

•       Stock ownership is emphasized so that executives manage from an owner’s perspective. The Committee believes that broad and deep employee stock ownership effectively aligns the interests of employees with those of stockholders and strongly motivates executives to build stockholder value. The Committee has established specific stock ownership guidelines for key management employees and has created programs that encourage employees to have an ownership interest in the Company.

The Committee annually surveys the executive compensation practices of large industrial companies that are likely competitors for executive talent. The Committee’s objective of maintaining the total compensation at a competitive level has resulted in short-term compensation (base salary and profit sharing) being at or very close to the median and long-term compensation (Performance Unit Plan and stock options) in the 50th to 75th percentile, with more variability and risk based on Company performance.

Executive compensation is linked to Company performance compared to specific financial and nonfinancial objectives. These objectives range from achieving earnings and sales growth targets to upholding the Company’s Statement of Corporate Values (which include customer satisfaction through superior quality and value, attractive investor return, ethical business conduct, respect for the environment, and employee pride in the Company).

Components of Executive Compensation

The compensation program for executive officers consists of the following components: base salary, profit sharing, Performance Unit Plan, stock options, and (in appropriate circumstances) restricted stock or restricted stock units. The Committee determines the amount of compensation under each component of executive compensation granted to the executive officers to achieve the appropriate ratio between performance-based compensation and other forms of compensation, and to reflect the level of responsibility of the executive officer.

Base Salary

The Committee establishes base salaries annually in relation to base salaries paid by companies included in the compensation surveys. Base salary for an executive officer is established each year based on (1) a compensation range corresponding to the executive’s responsibilities and (2) the executive’s overall individual job performance.

Profit Sharing

Profit sharing is variable compensation based on the quarterly economic profit of the Company and its business units. Economic profit is defined as quarterly net operating income minus a charge for operating capital used by the business. The economic profit measurement is directly related to the creation of stockholder value since it emphasizes the effective use of capital and solid profitable growth. Compensation paid under the profit sharing plan fluctuates based on Company performance.

The amount payable under this plan is based on the number of shares of profit sharing assigned to a participant, multiplied by an amount based on quarterly economic profit. The total amount paid under this plan to the Company’s five most highly compensated executive officers never exceeds one-half percent of the Company’s consolidated net income for any period, and no single executive officer ever receives more than one-sixth percent of the Company’s consolidated net income for any period. Profit sharing payments to these individuals are subject to limitations when individual amounts exceed specified relationships to planned compensation.

Currently, all profit sharing payments are made in cash. However, the plan does permit the Committee to pay all or a portion of the profit sharing payable to the Named Executive Officers in shares of the Company’s common stock.

Performance Unit Plan

The Performance Unit Plan is variable compensation based on the Company’s long-term performance. The amount payable with respect to each performance unit granted is determined by and is contingent upon attainment of the performance criteria selected each year by the Committee over the applicable three-year performance period (each year weighted equally).

The performance criteria selected by the Committee for performance units granted during 2005 were designed to focus management attention on two key factors that create stockholder value: Economic Profit Growth and Sales Growth.

Performance Criteria:

(1)   “Economic Profit Growth” is the percentage amount by which the Economic Profit of the Company for a year exceeds the Economic Profit of the Company for the immediately preceding year; and

(2)   “Sales Growth” is the percentage amount by which the Company’s worldwide organic sales growth (sales growth adjusted for acquisitions, inflation and currency effects) exceeds worldwide real sales growth as reflected in the Industrial Production Index, as published by the Federal Reserve.

Performance Unit Plan Payments:

The amount payable for each performance unit granted in 2005 is linked to the performance criteria of Economic Profit Growth and Sales Growth. The amount payable may be anywhere from $0 to $360 per unit, depending on the performance of the Company during the three-year performance period ending on December 31, 2007. Payment for the units granted in 2005 will be made no later than March 15,  2008, in the form (at the discretion of the Committee) of cash, stock, or a combination of cash and stock.

Stock Options, Restricted Stock and Restricted Stock Units

The objectives of the Management Stock Ownership Program are to help the Company attract and retain outstanding employees, and to promote the growth and success of the Company’s business by aligning the financial interests of these employees with the other stockholders of the Company. The Program authorizes the Committee to grant stock options, restricted stock, restricted stock units, stock appreciation rights, and other stock awards to employees of the Company. Currently, the Committee makes annual grants of stock options under the Program to the executive officers. These options have an exercise price equal to the market price of the Company’s common stock on the grant date, and generally expire ten years after the grant date. Stock options encourage executives to become owners of the Company, which further aligns their interests with those of the stockholders. These options only have value to the recipients if the price of the Company’s stock appreciates after the options are granted. Currently, the Committee has made grants of restricted stock and restricted stock units under the Program only to selected executive officers and other employees in appropriate circumstances. These circumstances have included the hiring of new executive officers as well as the need to retain current executive officers. These shares of restricted stock and restricted stock units vest over periods ranging from one to ten years after the grant date, which encourage the executives to remain employed by the Company until the shares or units have vested.

Stock Ownership Guidelines

The Company’s stock ownership guidelines are designed to increase an executive’s equity stake in 3M and more closely align his or her interests with those of our stockholders. The guidelines provide that the CEO should attain beneficial ownership of 3M stock equal to five times his or her annual base salary, Executive and Senior Vice Presidents should attain beneficial ownership of 3M stock equal to three times their annual base salary, and Vice Presidents who are members of 3M’s Quarterly Management Council should attain beneficial ownership of 3M stock equal to two times their annual base salary. While the stock ownership guidelines provide that executives attain this beneficial ownership of 3M stock within five years of their appointment to these positions, most of our executives have already attained or exceeded these ownership levels.

Chief Executive Officer Compensation

Mr. McNerney’s employment agreement with the Company expired when his resignation became effective on June 30, 2005. Pursuant to this agreement and the provisions of the Company’s equity compensation and long-term incentive compensation plans, Mr. McNerney forfeited his outstanding stock options, shares of restricted common stock, Performance Unit Plan awards, and supplemental retirement benefits that had not vested by the effective date of his resignation. No severance or termination benefits were paid to Mr. McNerney upon the termination of his employment.

On August 8, 2005, the Committee approved (and the independent directors of the Board ratified, as necessary) a compensation plan (the “Plan”) for Robert S. Morrison relating to his service as interim Chief Executive Officer (“CEO”) of the Company (the “Service”). Mr. Morrison, a director of the Company since 2002, served as interim CEO from June 30, 2005 until the effective date of Mr. Buckley’s hiring on December 6, 2005. In determining Mr. Morrison’s compensation, the Board focused on competitive levels of compensation for interim CEOs managing companies of similar size and complexity in similar situations.

The terms of the Plan appear under “Employment Contracts, Termination of Employment, and Change-In-Control Arrangements” of this proxy statement.

On December 6, 2005, the Committee approved (and the independent directors of the Board ratified, as necessary) both the terms of an employment agreement with George W. Buckley and his compensation as President and Chief Executive Officer of the Company. The terms of this agreement, of Mr. Buckley’s initial compensation, and of the initial grants to Mr. Buckley under the Company’s equity compensation and long-term incentive compensation plans are described under “Employment Contracts, Termination of Employment, and Change-in-Control Arrangements” of this proxy statement.

Mr. Buckley’s compensation generally consists of the same short-term and long-term components (base salary, profit sharing, Performance Unit Plan awards, and stock options) as those of the other Named Executive Officers. In addition, Mr. Buckley was granted restricted stock units and will receive a cash bonus designed to replace compensation that was forfeited when he left his previous employer to join the Company. During the process of negotiating Mr. Buckley’s employment agreement and designing his compensation arrangements, the Committee was represented by independent legal counsel and advised by an independent compensation consultant retained by the Committee

Limit on Tax Deductible Compensation

Section 162(m) of the Internal Revenue Code prohibits the Company from deducting compensation paid in any year to certain executives in excess of $1 million but does not subject performance-based compensation to this limit. The Committee continues to emphasize performance-based compensation for executives and thus minimize the effect of Section 162(m). However, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards the executive talent necessary for the Company’s success. Consequently, in any year the Committee may authorize nonperformance-based compensation in excess of $1 million. The Committee recognizes that the loss of the tax deduction may be unavoidable under these circumstances.

Conclusion

The Committee is satisfied that the short-term and long-term compensation paid to the executive officers of the Company is aligned with the Company’s strategic objectives and ensures that payouts are determined by Company and employee performance.

Submitted by the Compensation Committee

Edward A. Brennan, Chair
Rozanne L. Ridgway
Kevin W. Sharer
Louis W. Sullivan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are named in the preceding section. With the exception of Mr. Morrison, who resigned from the Committee upon his appointment as interim Chief Executive Officer, no members of the Compensation Committee were officers or employees of 3M or any of its subsidiaries during the year, were formerly 3M officers, or had any relationship otherwise requiring disclosure.

AUDIT COMMITTEE REPORT

The role of the Audit Committee includes assisting the Board of Directors in its oversight of the Company’s financial reporting process. In performing this oversight function, the Audit Committee has:

•       Reviewed and discussed the audited consolidated financial statements with management, which has primary responsibility for the financial statements;

•       Discussed with PricewaterhouseCoopers LLP (PwC), the Company’s independent registered public accounting firm, the matters required to be discussed by Statements on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect;

•       Received the written disclosures and the letter from PwC required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, as currently in effect, and discussed the independence of PwC with them; and

•       Reviewed the services provided by PwC, other than their audit services, and concluded that the PwC’s provision of such other services is compatible with PwC’s independence.

Based upon the review and discussions described above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Edward M. Liddy, Chair
Linda G. Alvarado
Vance D. Coffman
Michael L. Eskew
Aulana L. Peters

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing and overseeing the work of the independent registered public accounting firm (“Independent Accounting Firm”). The Audit Committee has established the following procedures for the pre-approval of all audit and permissible non-audit services provided by the Independent Accounting Firm.

Before engagement of the Independent Accounting Firm for the next year’s audit, the Independent Accounting Firm will submit a detailed description of services it expects to render to the Company during that year for each of the following categories of services to the Audit Committee for approval:

1.    Audit services include audit work performed in the preparation of consolidated financial statements, as well as work that generally only the Independent Accounting Firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.    Audit related services are for assurance and related services that are traditionally performed by the Independent Accounting Firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.    Tax services include all services performed by the Independent Accounting Firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.    Other services are those services not captured in the other categories.

Before engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the Independent Accounting Firm to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the Independent Accounting Firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the Independent Accounting Firm.

The Audit Committee has delegated pre-approval authority to the chair of the committee. The chair must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s consolidated financial statements for the years ended December 31, 2005, and December 31, 2004, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

Audit and Non-Audit Fees ($ in millions)

	2004	2005
Audit Fees: (1)	$11.2	10.9
Audit Related Fees: (2)	0.6	0.6
Tax Fees: (3)	1.4	1.3
All Other Fees:	0.0	0.0
Total	$13.2	12.8

(1)   Audit fees consisted of audit work and review services, as well as work generally only the Independent Accounting Firm can reasonably be expected to provide, such as statutory audits, comfort letters, consents, and assistance with and review of documents filed with the Securities and Exchange Commission. Audit Fees for 2005 also included the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 (Section 404).

(2)   Audit related fees consisted principally of audits of employee benefit plans and other attest services.

(3)   Tax fees consist principally of tax planning and compliance.

3M STOCK PERFORMANCE GRAPH

The following graph compares the five-year cumulative total stockholder return for 3M common stock (assuming reinvestment of dividends) against the Standard & Poor’s 500 Stock Index and the Dow Jones Industrial Average (DJIA), both of which are well-known and published industry indices. The Company is included in both the S&P 500 Stock Index and the Dow Jones Industrial group of 30 companies. The Company, as a highly diversified manufacturer and seller of a broad line of products, is not easily categorized with other, more specific, industry indices.

The annual changes for the five-year period shown in the graph are based on the assumption that $100 had been invested in 3M stock and each index on December 31, 2000, as required by SEC rules, and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on December 31, 2005.

Comparison of Five-Year Cumulative Total Return Among
3M, Dow Jones Industrial Average, and S&P 500 Index

3M Stock Performance (With Dividend Reinvestment)

Cumulative Return	2000	2001	2002	2003	2004	2005
3M	100.0	100.2	106.6	149.9	147.2	142.1
DJIA	100.0	94.6	80.4	103.1	108.6	110.4
S&P 500	100.0	88.1	68.7	88.4	98.0	102.8

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR NEXT YEAR’S ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in 3M’s proxy statement for next year’s Annual Meeting, our Corporate Secretary must receive the proposal no later than 5 p.m. Central Time on November 27, 2006. Such proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received by the Corporate Secretary) to: Gregg M. Larson, Associate General Counsel and Secretary, 3M Company, 3M Center, Building 0220-13-W-39, St. Paul, MN 55144-1000. Such proposals must contain the information required under 3M’s Bylaws, and also must comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Company sponsored proxy materials, such as the stockholder continuing to own a minimum number of shares until the Annual Meeting and appearing in person or through an authorized representative at the meeting to present the proposal.

Alternatively, stockholders intending to present a proposal at next year’s Annual Meeting without having it included in the Company’s proxy statement must comply with the requirements set forth in the Company’s Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice from the record stockholder no earlier than January 9, 2007, and no later than February 8, 2007. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Corporate Secretary.

Proposals received by the Corporate Secretary after the dates mentioned will not be included in the proxy statement or acted upon at the Annual Meeting.

By Order of the Board of Directors.

GREGG M. LARSON

Associate General Counsel and Secretary

APPENDIX A

3M CORPORATE GOVERNANCE GUIDELINES

(As amended February 23, 2006)

The Board of Directors (the “Board”) of 3M Company (“3M” or the “Company”) has adopted these guidelines, which in conjunction with the Certificate of Incorporation, Bylaws and Board Committee charters, form the framework for governance of the Company.

A.   THE ROLES OF THE BOARD OF DIRECTORS AND MANAGEMENT

         1.       The Board of Directors — The business of the Company is conducted under the oversight of the Board of Directors. The Board selects the Chairman and Chief Executive Officer and delegates to the CEO the authority and responsibility to manage the Company’s operations. The Board of Directors serves as elected representatives of the shareholders, acts as an advisor and counselor to the CEO and senior management, and oversees management performance on behalf of shareholders. The Board also oversees the Company’s strategic and business planning process and reviews and assesses management’s approach to addressing significant risks facing the Company.

         2.       Management — The CEO and senior management are responsible for running the Company’s business operations.

B.   BOARD COMPOSITION AND LEADERSHIP

         1.  Chairman of the Board and Chief Executive Officer — The Board has the authority to decide whether the positions of Chairman and CEO should be held by the same person and shall determine the best arrangement for the Company and its shareholders in light of all relevant and changing circumstances. The Board currently believes that the same individual should hold the position of Chairman and CEO (Chairman/CEO).

         2.       Size of the Board — The number of directors should not exceed a number that can function efficiently. The Nominating and Governance Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board.

         3.       Board Independence — The Board believes in having a substantial majority of independent directors on the 3M Board. A director is “independent” if the Board affirmatively determines that the Director has no material relationship with the Company directly or as a partner, shareholder or officer of an organization that has a relationship with the Company and otherwise meets the requirements for independence of the listing standards of the New York Stock Exchange. The independent directors will make the Board decisions on corporate governance matters.

         4.       Board Membership Criteria — The Nominating and Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members given the current Board composition. It is the intent of the Board that the Board, itself, will be a high performance organization creating competitive advantage for the Company. To perform as such, the Board will be comprised of individuals who have distinguished records of leadership and success in their arena of activity and who will make substantial contributions to Board operations and effectively represent the interests of all stockholders. The Board’s assessment of Board candidates includes, but is not limited to, consideration of: (i) roles and contributions valuable to the business community, (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards, (iii) relevant knowledge and diversity of background and experience in such things as business, manufacturing, technology, finance and accounting, marketing, international business, government and the like; or (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings. A director’s qualifications in light of these criteria is considered at least each time the director is re-nominated for Board membership.

         5.       Selection of New Director Candidates — The Nominating and Governance Committee considers qualified director candidates from several sources, including stockholders, and evaluates candidates against the current board membership criteria described above. In addition to these minimum requirements, the Committee will also evaluate whether the candidate’s skills are complementary to the existing Board members’ skills, the Board’s needs for particular expertise in fields such as business, manufacturing, technology, financial, marketing, international, governmental, or other areas of expertise, and assess the candidate’s impact on Board dynamics and effectiveness. The Committee selects candidates that best suit the Board’s current needs and recommends one or more of such individuals to the Board. Exacting membership criteria and a rigorous selection process help ensure that candidates recommended to the Board will effectively represent the balanced best interests of all stockholders.

         6.  Voting for Directors — Any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) will promptly tender his or her resignation for consideration by the Nominating and Governance Committee.

a.               The Nominating and Governance Committee will promptly consider the best interests of 3M and its stockholders and recommend to a committee of independent directors of the Board whether to accept the tendered resignation or to take some other action, such as rejecting the resignation and addressing the apparent underlying causes of the withheld votes.

b.              The Board will create a committee of all the independent directors who did not receive a Majority Withheld Vote to consider the Nominating and Governance Committee’s recommendation and take action within 90 days following the uncontested election. Thereafter, the committee of independent directors will promptly disclose its decision and an explanation of how the decision was reached in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

c.               Except as provided below, a director receiving a Majority Withheld Vote shall remain active and engaged in Board activities during this Nominating and Governance Committee and Board process.

d.              If one or more members of the Nominating and Governance Committee receive a Majority Withheld Vote, then the Board will create a committee of independent directors who did not receive a Majority Withheld Vote to consider the resignation offers of all directors receiving a Majority Withheld Vote and determine whether to accept the tendered resignation(s) or to take some other action and promptly disclose their decision as described in paragraph 6b above.

e.               Any director who receives a Majority Withheld Vote and tenders his or her resignation pursuant to this provision will not participate in the committee action regarding whether to accept the tendered resignation offer or take some other action. However, if the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer independent directors, then all independent directors may participate in the committee action regarding whether to accept the resignation offer(s) or to take some other action.

f.                   This corporate governance guideline will be summarized in each proxy statement relating to an election of directors of 3M.

         7.       Director Orientation and Continuing Education — The Company provides directors with an orientation and education program to familiarize them with the Company’s business operations and plans, industry trends and corporate governance practices, as well as ongoing education on issues facing the Company and on subjects that would assist the directors in discharging their duties.

         8.       Directors Who Experience Change in Present Job Responsibilities or Other Relevant Circumstances — When a director’s principal occupation or business affiliation changes, or other circumstances arise which may raise questions about the director’s continuing qualifications in relation to the Board Membership Criteria set forth above, then the director will tender her/his resignation, or the Nominating and Governance Committee will ask for such tender. The Nominating and Governance Committee will consider the tendered resignation and recommend to the Board the action to be taken.

         9.       Service On Other For-Profit Boards — Independent directors are encouraged to evaluate carefully the time required to serve on other boards (excluding non-profit) taking into account board attendance, preparation, participation and effectiveness on these boards. Independent directors must advise the Chairman/CEO before accepting an invitation to serve on another board to enable the Company to determine whether (i) any regulatory issues or potential conflicts are raised by the director accepting such an invitation and (ii) the director will have the time required for preparation, participation and attendance at 3M Board meetings. Independent directors who also serve as CEOs of publicly traded companies should not serve on more than two boards of public companies in addition to the 3M Board, and other independent directors should not serve on more than five other boards of public companies in addition to the 3M Board.

  10.       Retirement Policy — Each non-employee director must tender her/his resignation at the annual meeting following her or his 72nd birthday. If circumstances dictate, the Nominating and Governance Committee may ask a director to continue to serve on the Board past age 72.

  11.       Board Compensation Review — The Nominating and Governance Committee will periodically receive reports on the status of Board compensation in relation to other large U.S. companies and is responsible for recommending to the Board changes in compensation for non-employee directors.

  12.       Board’s Interaction with Stakeholders — The Chairman/CEO is responsible for establishing effective communications with the Company’s stakeholders, including shareholders, customers, employees, communities, suppliers, creditors, governments and corporate partners. It is the policy of the Board that management speaks for the Company. This policy does not preclude independent directors from meeting with stakeholders, but management where appropriate should be present at such meetings.

C.   BOARD OPERATIONS

1.                Selection of Agenda Items for Board Meetings — At the first Board meeting of each year, the Chairman/CEO will propose for the Board’s approval agenda items to be discussed during the course of the year. Before each meeting, the Chairman/CEO will review proposed agenda items that fall within the scope of responsibilities of a Board committee with the chair of that committee and distribute the agenda in advance to the Board. Any Board member may ask to include items on the agenda.

         2.       Board Materials Distributed in Advance — Board members receive materials related to agenda items sufficiently in advance of Board meetings so that the directors may prepare to discuss the items at the meeting. Sensitive subjects may be discussed at the meeting without distributing written materials in advance or at the meeting.

         3.       Director Responsibilities — Directors must exercise their business judgment to act in the best interests of the shareholders and the Company. In discharging this obligation, directors reasonably may rely on the Company’s senior executives and its advisors and auditors. Directors are expected to attend the Annual Meeting of Stockholders and attend and participate in all meetings of the Board and of committees on which they serve and to spend the time needed and prepare for and meet as frequently as necessary to discharge their responsibilities.

         4.       Board Presentations and Access to Employees — Members of senior management may be invited to attend part or all of a Board meeting in order to participate in discussions. Generally, the executive responsible for an area of the Company’s operations the Board is to consider makes the presentation. Board members have complete access to all other members of management and Company employees.

         5.       Board Access to Independent Advisors — The Board and its committees may seek advice from outside advisors as appropriate. The Board shall have sole authority to approve related fees and retention terms.

         6.       Presiding Director at Executive Sessions — Independent directors regularly meet without the Chairman/CEO and may select a director to chair the meeting. The chairs of the Audit, Compensation, Nominating and Governance, and Public Issues Committees of the Board each preside as the  chair at executive sessions of the independent directors at which the principal items to be considered are within the scope of the committee chair’s authority. The Board believes that this practice ensures leadership at all executive sessions of the independent directors.

D.   BOARD COMMITTEES

1.                Committees — The current committees are Audit, Compensation, Nominating and Governance, and Public Issues.

         2.       Assignment and Term of Service of Committee Members — The Board is responsible for the appointment of committee members and chairs, based on recommendations of the Nominating and Governance Committee.

         3.       Agenda, Frequency, Length and Reports of Committee Meetings — The chair of each committee approves the agenda, length of and attendance at each committee meeting and determines the frequency of meetings. Materials related to agenda items are given to the committee members sufficiently in advance to allow the members to prepare for discussing the items at the meeting. The committee chairs report a summary of their meeting to the Board following each regular committee meeting.

         4.       Membership — All Board members may serve on the Public Issues Committee, but only independent Directors may serve on the Audit, Compensation, and Nominating and Governance Committees.

         5.       Responsibilities — The Board periodically reviews the responsibilities of each committee and approves the committee charters, copies of which are attached to these guidelines.

E.   BOARD AND MANAGEMENT EVALUATION

1.                Formal Evaluation of the Chairman/CEO — The Compensation Committee, in consultation with the Chairman/CEO, sets annual and long-term performance goals for the Chairman/CEO. The Chair of the Compensation Committee leads the discussion of the Chairman/CEO’s performance against such goals with the independent directors and communicates the Board’s evaluation to the Chairman/CEO. The Compensation Committee will use the evaluation when determining the compensation of the Chairman/CEO.

         2.       Board Self-Assessment — The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Governance Committee will receive comments from all directors and share those comments with the Board. Based on the comments and further discussion, the Board will make an assessment specifically reviewing areas in which the Board and/or the management believe improvements could be made to increase the effectiveness of the Board and its committees.

         3.       Succession Planning — The Board plans the succession to the position of Chairman/CEO and certain other senior management positions. To assist the Board, the Chairman/CEO annually assesses senior managers and their succession potential. The Chairman/CEO also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

         4.       Management Development — The Chairman/CEO annually should report to the Board on the Company’s program for management development.

Policy on Adoption of a Rights Plan

In 2002 and 2003, a 3M stockholder submitted a shareholder proposal to 3M regarding the approval process for adopting a stockholders’ rights plan (also known as a “poison pill”). 3M does not have a rights plan and is not currently considering adopting one. The Board continues to believe, however, that there may be circumstances under which adoption of a rights plan would be necessary to give the Board the negotiating power and leverage to obtain the best result for 3M stockholders in the context of a takeover effort.

Following consideration of the favorable vote the stockholder proposal received and in light of this belief, the Board has adopted and reaffirmed a statement of policy on this topic. The Board’s policy is that it will only adopt a rights plan if either (1) stockholders have approved adoption of the rights plan or (2) the Board in its exercise of its fiduciary responsibilities, including a majority of the independent members of the Board, makes a determination that, under the circumstances existing at the time, it is in the best interests of 3M’s stockholders to adopt a rights plan without the delay in adoption that would come from the time reasonably anticipated to seek stockholder approval.

The Board has directed the Nominating and Governance Committee to review this policy statement on an annual basis and to report to the Board on any recommendations it may have concerning the policy. The terms of the policy, as in effect, will be included in 3M’s published Corporate Governance Guidelines and its proxy statement.

APPENDIX B

3M Company Board of Directors
Audit Committee Charter
(As Affirmed February13, 2006)

A.               Purpose: The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of 3M Company (the “Company”) is to assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent registered public accounting firm (the “Independent Accounting Firm”), and (iv) performance of the Company’s internal auditing department (“Internal Audit”) and the Independent Accounting Firm.

B.              Membership: The Committee’s membership is determined by the Board upon recommendation of the Nominating and Governance Committee and consists of at least three directors. The members of the Committee shall meet the independence and experience requirements of the listing standards of the New York Stock Exchange and the requirements for audit committee service set forth in the Securities Exchange Act of 1934, as amended (the “Act”), and the rules and regulations of the Securities and Exchange Commission (“SEC”). At least one member of the Committee shall be an “audit committee financial expert” as determined by the Board in compliance with criteria established by the SEC. Committee members shall not serve on the audit committees of more than two other public companies unless the Board determines that such service does not impair the member’s ability to serve effectively on the Committee.

C.              Roles and Responsibilities: The Committee’s responsibility is one of oversight. The management of the Company is responsible for the preparation of complete and accurate annual and quarterly consolidated financial statements (“financial statements”) in accordance with generally accepted accounting principles in the United States and for maintaining appropriate accounting and financial reporting principles and policies and internal controls designed to assure compliance with accounting standards and laws and regulations. The Independent Accounting Firm is responsible for planning and conducting in accordance with the standards of the Public Company Accounting Oversight Board an audit of the Company’s annual consolidated financial statements and a review of the Company’s quarterly financial statements. The Committee shall have the authority to take any and all acts that it deems necessary to carry out its oversight function, including but not limited to:

1.               Financial Reporting and Disclosure

a.                Review and discuss the annual audited financial statements and quarterly financial statements with management and the Independent Accounting Firm, including the disclosures under the caption “Management Discussion and Analysis of Financial Condition and Results of Operations.” The Committee shall make a recommendation to the Board as to whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

b.               Review the Company’s financial reporting processes, disclosure and internal controls and procedures, and the process for the CEO and CFO quarterly certifications required by the SEC with respect to financial statements and the Company’s disclosure and internal controls and procedures. Such review shall include a consideration of major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and any reports by the CEO and CFO regarding major issues as to the adequacy of the Company’s disclosure and internal controls and procedures and any special audit steps adopted in light of identified deficiencies.

c.                Review and discuss with management (including the senior internal audit executive) and the Independent Accounting Firm the Company’s internal controls report and the Independent Accounting Firm’s attestation of the report prior to filing of the Company’s Form 10-K.

d.               Obtain and periodically review a report from the Independent Accounting Firm, describing (i) all critical accounting policies and practices to be used in the financial statements, (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Independent Accounting Firm, and (iii) other material written communications between the Independent Accounting Firm and management, such as any management letter or schedule of unadjusted differences. Review any reports on such topics or similar topics prepared by management, including any significant financial reporting issues and judgments made in connection with the preparation of the financial statements. Discuss with the Independent Accounting Firm any material issues raised in such reports.

e.                Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, provided that such discussions may be done generally (i.e., by discussing the types of information to be disclosed and the type of presentation to be made). The management will review with the chair of the Committee earnings press releases prior to issuance.

f.                    Discuss with management and the Independent Accounting Firm the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on the Company’s financial statements.

2.               Internal Audit

a.                Review the charter, annual plan and scope of work of Internal Audit, including its responsibilities and staffing.

b.               Review, as appropriate, the results of internal audits and discuss related significant internal control matters with the Company’s internal auditor and Company management.

c.                Discuss the adequacy of the Company’s internal controls with Internal Audit.

d.               Review the appointment and periodically evaluate the performance of the senior internal auditing executive, who shall have direct access to the Committee.

3.               Independent Accounting Firm

a.                Responsible for the appointment, retention, termination, compensation and oversight of the Independent Accounting Firm. The Committee shall also be responsible for the resolution of disagreements between management and the Independent Accounting Firm. The Independent Accounting Firm shall report directly to the Committee.

b.               Review the scope of the annual audit and services to be provided by the Independent Accounting Firm during the year. Pre-approve all auditing services, internal control-related services and permitted non-audit services to be provided to the Company by the Independent Accounting Firm, subject to any exceptions provided by the Act. The chair of the Committee may pre-approve any such services according to the procedures approved by the Committee, provided that any approval by the chair must be presented to the Committee at its next meeting.

c.                Obtain and review, at least annually, a report from the Independent Accounting Firm describing: (i) the Independent Accounting Firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the Independent Accounting Firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Independent Accounting Firm, and any steps taken to deal with any such issues; and (iii) all relationships between the Independent Accounting Firm and the Company, including the matters set forth in Independence Standards Board Standard No. 1. Discuss with the Independent Accounting Firm any issues or relationships disclosed in such report that, in the judgment of the Committee, may have an impact on the competence or independence of the Independent Accounting Firm.

d.               Discuss with the Independent Accounting Firm the matters required to be discussed pursuant to the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, including any audit problems or difficulties encountered in performing the audit and management’s response, and disagreements with management.

e.                Obtain assurance from the Independent Accounting Firm that the audit was conducted in a manner consistent with Section 10A(b) of the Act.

f.                    Review and periodically evaluate the performance of the lead audit partner of the Independent Accounting Firm and assure the regular rotation of the lead audit partner and the audit partner responsible for reviewing the audit as required by law.

g.               Establish policies for the Company’s hiring of employees or former employees of the Independent Accounting Firm who participated in any capacity in the audit of the Company.

4.               Risk Management and Compliance

a.                Discuss policies and procedures with respect to risk assessment and risk management, the Company’s major risk exposures, and the steps management has taken to monitor and mitigate such exposures.

b.               Review the effectiveness of the system for monitoring compliance with laws, regulations and the Company’s business conduct policies, and the results of management’s investigation and follow-up on any fraudulent acts or accounting irregularities.

c.                Periodically obtain reports from management regarding compliance.

d.               Review with the Company’s General Counsel legal matters that may have a material impact on the consolidated financial statements and any material reports or inquiries received from regulators or governmental agencies regarding compliance.

e.                Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. Review periodically with management and Internal Audit these procedures and any significant complaints received.

5.               Meetings, Reports, Charter Review, Performance Evaluation and Outside Advisors

a.                The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities, but in any case, not less than four times a year. The Committee shall meet separately, periodically, with management, with internal auditors and with the Independent Accounting Firms. A majority of the members shall constitute a quorum. A majority of the members present shall decide any matter brought before the Committee.

b.               Report regularly to the Board.

c.                Prepare the report of the Committee required to be included in the Company’s annual proxy statement.

d.               Review the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

e.                Conduct an annual performance evaluation of the Committee.

f.                    The Committee shall have the authority to retain such outside legal, accounting or other advisors, as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

APPENDIX C

3M Company Board of Directors
Compensation Committee Charter
(As Amended February 13, 2006)

A.               Purpose: The Compensation Committee (the “Committee”) of the Board of Directors of 3M Company reviews the Company’s compensation practices and policies, annually reviews and approves (subject to ratification by the independent directors of the Board) the compensation for the CEO, annually reviews and approves the compensation for the other senior executives, evaluates CEO performance, and annually prepares a report on executive compensation for inclusion in the Company’s proxy statement.

B.              Membership: The Committee’s membership is determined by the Board and consists of at least three directors. All members of the Committee shall meet the independence requirements of the listing standards of the New York Stock Exchange and qualify as “Nonemployee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

C.              Roles and Responsibilities: The responsibilities of the Committee include:

1.               Compensation Practices and Policies

a.                Review compensation practices and policies of the Company to ensure they provide appropriate motivation for corporate performance and increased shareholder value.

b.               Oversee the administration of the Company’s stock and deferred compensation programs, and determine the employees who receive awards and the size of those awards under the Company’s Management Stock Ownership Program.

c.                Make recommendations to the Board of Directors regarding the adoption, amendment or termination of equity compensation programs that require shareholder approval.

d.               Approve the adoption, amendment and termination of incentive compensation and deferred compensation programs for employees of the Company.

e.                Oversee the administration of the Company’s deferred compensation plans and programs for its nonemployee directors, and either approve or recommend for the approval of the Board of Directors amendments to such plans and programs.

2.               Executive Compensation

a.                Periodically survey the executive compensation practices of other large companies.

b.               Annually review and approve, for the senior executives of the Company (other than the CEO), (i) the annual base salary, (ii) profit sharing, (iii) awards under the Company’s Performance Unit Plan, and (iv) stock option grants and other stock awards under the Company’s Management Stock Ownership Program.

c.                Approve for the senior executives of the Company (other than the CEO) employment agreements, severance arrangements, change-in-control arrangements and any special or supplemental benefits.

d.               Establish and certify the satisfaction of performance goals for performance-based compensation as required under Section 162(m) of the Internal Revenue Code.

e.                Review shareholder proposals relating to executive compensation matters and recommend to the Board the Company’s response to such proposals.

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3.               CEO Compensation

a.                Review and approve annual corporate goals and objectives for the CEO.

b.               The Chairman of the Committee leads the discussion of the CEO’s performance against such goals and objectives with the independent directors and communicates the Board’s evaluation to the CEO.

c.                Annually review and approve (based on this evaluation), subject to ratification by the independent directors of the Board, (i) the CEO’s annual base salary, (ii) the CEO’s annual planned profit sharing, (iii) awards to the CEO under the Company’s Performance Unit Plan, and (iv) stock option grants and other stock awards to the CEO under the Company’s Management Stock Ownership Program. In determining the long-term incentive component of CEO compensation, the Committee will consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at other large companies, and the awards given to the CEO in past years.

d.               Approve, subject to ratification by the independent directors of the Board, for the CEO employment agreements, severance arrangements, change-in-control arrangements and any special or supplemental benefits.

4.               Meetings, Reports, Charter Review, Performance Evaluation and Outside Advisors

a.                Hold regular meetings of the Committee, reporting significant matters arising from such meetings to the Board. A majority of the members shall constitute a quorum. A majority of the members present shall decide any matter brought before the Committee.

b.               Prepare a report on executive compensation required by the rules of the Securities and Exchange Commission for inclusion in the Company’s annual proxy statement.

c.                Review and reassess the adequacy of this Charter at least annually and submit any changes to the Board for approval.

d.               Conduct an annual performance evaluation of the Committee.

e.                The Committee shall have the authority to retain such compensation consultants, outside counsel and other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

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APPENDIX D

3M Company Board of Directors
Nominating and Governance Committee Charter
(As Affirmed February 13, 2006)

A.               Purpose:   The Nominating and Governance Committee (the “Committee”) of the Board of Directors of 3M Company establishes Board membership criteria, assists the Board by identifying individuals qualified to become Board members, recommends to the Board matters of corporate governance, facilitates the annual review of the performance of the Board and its committees, and periodically reviews CEO and management succession plans.

B.              Membership:   The Committee’s membership is determined by the Board and consists of at least three directors. The members of the Committee shall meet the independence requirements of the New York Stock Exchange.

C.              Roles and Responsibilities:   The responsibilities of the Committee include:

1.   Board and Committee Membership

a.                Periodically review with the Board the appropriate size of the Board and the requisite skills and characteristics of its members as set forth below.

b.               It is the intent of the Board that the Board, itself, will be a high performance organization creating competitive advantage for the Company. To perform as such, the Board will be comprised of individuals who have distinguished records of leadership and success in their arena of activity and who will make substantial contributions to Board operations and effectively represent the interests of all stockholders.

c.                The Board’s assessment of Board candidates includes, but is not limited to, consideration of: (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character, judgment, and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) relevant knowledge and diversity of background and experience in such things as business, manufacturing, technology, finance and accounting, marketing, international business, government and the like; or (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings. A director’s qualifications in light of these criteria is considered at least each time the director is re-nominated for Board membership.

d.               Review the resignation of directors whose principal occupation or business association changes, or other circumstances arise which may raise questions about the director’s continuing qualifications in relation to the Board membership criteria referred to above and recommend to the Board what action the Board should take with respect to the resignation.

e.                Review the Board’s committee structure and recommend to the Board the appointment of committee members and chairs.

2.   Selection of Qualified Director Candidates

a.                Identify individuals that the Committee believes are qualified to become Board members in accordance with the Board Membership Criteria set forth above, and recommend that the Board select such nominee or nominees to stand for election at the next meeting of stockholders of the Company in which directors will be elected.

b.               In the event there is a vacancy on the Board, identify individuals that the Committee believes are qualified to become Board members in accordance with the Board Membership Criteria set forth above, and recommend such person or persons for appointment to the Board.

c.                Review and evaluate all stockholder nominees for director (submitted in accordance with the Company’s Bylaws) in accordance with the Board Membership Criteria set forth above.

d.               The Nominating and Governance Committee considers qualified director candidates from several sources, including stockholders, and evaluates candidates against the current board membership criteria described above. In addition to these minimum requirements, the Committee will also evaluate whether the candidate’s skills are complementary to the existing Board members’ skills, the Board’s needs for particular expertise in fields such as business, manufacturing, technology, financial, marketing, international, governmental, or other areas of expertise, and assess the candidate’s impact on Board dynamics and effectiveness. The Committee selects candidates that best suit the Board’s current needs and recommends one or more of such individuals to the Board. Exacting membership criteria and a rigorous selection process help ensure that candidates recommended to the Board will effectively represent the balanced best interests of all stockholders.

3.   Corporate Governance

a.                Review the Company’s Corporate Governance Guidelines at least annually, and recommend any proposed changes to the Board for approval.

b.               Develop and recommend to the Board standards to be applied in making determinations on the types of relationships that constitute material relationships between the Company and a director for purposes of determining director independence.

c.                Review and recommend to the Board proposed changes to the Company’s Certificate of Incorporation and Bylaws.

d.               Review shareholder proposals relating to corporate governance matters and recommend to the Board the Company’s response to such proposals.

4.   Board and Committee Self-Assessment. Develop and recommend to the Board for its approval an annual self-assessment process of the Board and its committees and oversee the process. Based on this process, the Board will make an assessment reviewing areas in which the Board and/or Management believe improvements could be made to increase the effectiveness of the Board.

5.   Succession Planning. Review periodically with the Chairman/CEO his assessment of corporate officers and succession plans relating to their positions, and to make recommendations to the Board with respect to the selection of individuals to occupy these positions.

6.   Miscellaneous Matters

a.                Periodically review and recommend to the Board changes in Board compensation.

b.               Establish and periodically review and recommend to the Board director retirement policies.

7.   Meetings, Reports, Charter Review, Performance Evaluation and Outside Advisors

a.                Hold regular meetings of the Committee, reporting significant matters arising from such meetings to the Board. A majority of the members shall constitute a quorum. A majority of the members present shall decide any matter brought before the Committee.

b.               Review and reassess the adequacy of this Charter at least annually and submit any changes to the Board for approval.

c.                Conduct an annual performance evaluation of the Committee.

d.               The Committee shall have the authority to retain search firms to assist in identifying director candidates, and to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

APPENDIX E

3M Company Board of Directors
Public Issues Committee Charter
(As Amended February 13, 2006)

A.               Purpose: The Public Issues Committee (the “Committee”) of the Board of Directors of 3M Company reviews public policy issues and trends affecting the Company, reviews and advises with respect to the Company’s policies and practices relating to environmental, health and safety programs and reviews compliance with those programs; reviews and advises on human resources issues relating to the Company’s policies and practices with respect to diversity issues and equal employment opportunities; oversees the corporate contribution program and the activities of the 3M Foundation, and reviews and approves the Company’s response to shareholder proposals relating to public policy issues.

B.              Membership: The Committee’s membership is determined by the Board and consists of at least three directors.

C.              Roles and Responsibilities: The Committee:

1.               Reviews public policy issues and trends affecting the Company.

2.               Reviews, advises and offers insights and makes recommendations regarding policies, programs, actions and procedures which will assist the Company to respond appropriately to its social responsibilities and the public interest in its business affairs, including activities such as those related to the environment, human resources, labor, and community relations.

3.               Reviews and advises with respect to the Company’s environmental, health and safety programs and compliance; human resource programs and compliance; the corporate contribution program; and the 3M Foundation.

4.               Review shareholder proposals relating to public policy issues and recommend to the Board the Company’s response to such proposals.

D.              Meetings, Reports, Charter Review, Performance Evaluation and Outside Advisors: The Committee shall:

1.               Hold regular meetings of the Committee, reporting significant matters arising from such meetings to the Board. A majority of the members shall constitute a quorum. A majority of the members present shall decide any matter brought before the Committee.

2.               Review and reassess the adequacy of this Charter at least annually and submit any changes to the Board for approval.

3.               Conduct an annual performance evaluation of the Committee.

4.               Have the authority to retain such outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

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APPENDIX F

Certificate of Amendment of the
Certificate of Incorporation of
3M Company

3M COMPANY, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.                The Certificate of Incorporation of the Corporation is hereby amended by deleting Article TENTH thereof and inserting the following in lieu thereof:

TENTH: A. The number of directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. At the 1986 Annual Meeting of Stockholders of the Corporation, the directors shall be divided, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number of directors as possible, as determined by the Board of Directors, with the term of office of the first class to expire at the Annual Meeting of Stockholders to be held in 1987, the term of office of the second class to expire at the Annual Meeting of Stockholders to be held in 1988, and the term of office of the third class to expire at the Annual Meeting of Stockholders to be held in 1989, with each class of directors to hold office until their successors are duly elected and have qualified. At each Annual Meeting of Stockholders following such initial classification and election until the 2007 Annual Meeting of Stockholders, directors elected to succeed those directors whose terms expire at such annual meeting, other than those directors elected under particular circumstances by a separate class vote of the holders of any class or series of stock having a preference over the common stock, of a par value of $0.01 per share, of the Corporation (the “Common Stock”) as to dividends or upon liquidation of the Corporation, shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders in the third year following the year of their election and until their successors are duly elected and have qualified. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number of directors as possible, as determined by the Board of Directors. The terms of office of all directors who are in office immediately prior to the closing of the polls for the election of directors at the 2007 Annual Meeting of Stockholders of the Corporation shall expire at such time. At each Annual Meeting of Stockholders beginning with the 2007 Annual Meeting of Stockholders of the Corporation, the directors shall not be classified, and the directors shall be elected annually and shall hold office for a term expiring at the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The provisions of this Paragraph are subject to the provisions of Paragraph D of this Article.

B.    Except as may be provided in the terms of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation of the Corporation relating to the rights of the holders of such class or series to elect, by separate class vote, additional directors, prior to the 2007 Annual Meeting of Stockholders of the Corporation, no member of the Board of Directors may be removed from office except for cause. Except as may be provided in the terms of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation of the Corporation relating to the rights of the holders of such class or series to elect, by separate class vote, additional directors, from and after the 2007 Annual Meeting of Stockholders of the Corporation, any member of the Board of Directors may be removed from office with or without cause.

C.    Subject to the provisions of Paragraph D of this Article TENTH, newly created directorships resulting from an increase in the number of directors of the Corporation and

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vacancies occurring in the Board of Directors resulting from death, resignation, retirement, removal, or any other reason shall be filled by the affirmative vote of a majority of the directors, although less than a quorum, then remaining in office and elected by the holders of the capital stock of the Corporation entitled to vote generally in the election of directors or, in the event that there is only one such director, by such sole remaining director. Prior to the 2007 Annual Meeting of Stockholders of the Corporation, any director elected in accordance with the preceding sentence shall hold office for the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.

D.    In the event that the holders of any class or series of stock of the Corporation having a preference over the Common Stock as to dividends or upon liquidation of the Corporation are entitled, by a separate class vote, to elect directors pursuant to the terms of such class or series, then the provisions of such class or series with respect to such rights of election shall apply to the election of such directors. The number of directors that may be elected by the holders of any such class or series of stock shall be in addition to the number fixed by or pursuant to the Bylaws. Except as otherwise expressly provided in the terms of such class or series, the number of directors that may be so elected by the holders of any such class or series of stock shall be elected for terms expiring at the next Annual Meeting of Stockholders and without regard to any classification of the remaining members of the Board of Directors, and vacancies among directors so elected by the separate class vote of any such class or series of stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such class or series, or, if there are no such remaining directors, by the holders of such class or series in the same manner in which such class or series initially elected a director.

If at any meeting for the election of directors, more than one class of stock, voting separately as classes, shall be entitled to elect one or more directors and there shall be a quorum of only one such class of stock, that class of stock shall be entitled to elect its quota of directors notwithstanding absence of a quorum of the other class or classes of stock.

2.                The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, 3M COMPANY has caused this Certificate to be executed by Gregg M. Larson, its Associate General Counsel and Secretary, on this     th day of May 2006.

3M COMPANY
By:
	Name:	Gregg M Larson
	Office:	Associate General Counsel and Secretary

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Attendance Card	Attendance Card
Annual Meeting of Stockholders	Annual Meeting of Stockholders

May 9, 2006 RiverCentre 175 West Kellogg Blvd. St. Paul, Minnesota	May 9, 2006 RiverCentre 175 West Kellogg Blvd. St. Paul, Minnesota

This is your ticket to the 2006 Annual Meeting. Please show it upon arrival. Annual Meeting activities begin at 8:30 a.m. with product demonstrations and displays. The meeting starts at 10:00 a.m. After the meeting, lunch will be served and the 3M store will open.

The meeting will be held in the Roy Wilkins Auditorium. Hosts and hostesses will show you the way after you enter the RiverCentre.

Since parking space is limited, you are urged to consider carpooling or public transportation.

This is your ticket to the 2006 Annual Meeting. Please show it upon arrival. Annual Meeting activities begin at 8:30 a.m. with product demonstrations and displays. The meeting starts at 10:00 a.m. After the meeting, lunch will be served and the 3M store will open.

The meeting will be held in the Roy Wilkins Auditorium. Hosts and hostesses will show you the way after you enter the RiverCentre.

Since parking space is limited, you are urged to consider carpooling or public transportation.

Recycled Paper 40% Pre-consumer paper 10% Post-consumer paper

3M Company

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 9, 2006

3M Center
St. Paul, Minnesota 55144

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send all future proxy voting materials to you by e-mail, along with a link to 3M’s proxy voting site. To register for electronic delivery of future proxy materials, go to www.econsent.com/mmm and follow the prompts.

3M Company
3M Center
St. Paul, Minnesota 55144	proxy

The Board of Directors solicits this proxy for use at the Annual Meeting on Tuesday, May 9, 2006.

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) George W. Buckley, Edward A. Brennan, and Rozanne L. Ridgway or any of them, each with full power of substitution, as proxies, to vote all shares of common stock in 3M Company which the stockholder(s) would be entitled to vote on all matters which may properly come before the 2005 Annual Meeting of Stockholders and any adjournments thereof. THE PROXIES SHALL VOTE SUBJECT TO THE DIRECTION INDICATED ON THE REVERSE SIDE OF THIS CARD. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE PROXIES WILL VOTE AS THE BOARD OF DIRECTORS RECOMMENDS WHERE A CHOICE IS NOT SPECIFIED.

FOR PARTICIPANTS IN 3M’S VOLUNTARY INVESTMENT PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN (VIP), AND THE 3M SAVINGS PLAN:

In accordance with the terms of the VIP and Savings Plan, shares allocated to my respective accounts in these plans on the record date will be voted by the trustee, State Street Bank and Trust Company, in accordance with the instructions indicated on the reverse side of this card, and in accordance with the judgment of the trustee upon other business as may properly come before the meeting and any adjournments or postponements thereof. In addition, participants in the VIP may instruct State Street (as VIP trustee) how to vote a proportionate number of both the 3M shares held by the VIP that have not been allocated to accounts of participants and the allocated shares for which no instructions are received. If no instructions are provided or if this card is not received on or before May [4], 2006, shares held in my account for the Savings Plan will be voted by the trustee as directed by any one of the named proxies designated above. If no instructions are provided or if this card is not received on or before May [4], 2006, shares held in my account for the VIP will be voted by the trustee in the same proportion that the other participants in the VIP direct the trustee to vote shares in their VIP accounts.

(Continued, and must be signed and dated on the other side)

Update card after SEC decides no-action requests

VOTING INSTRUCTIONS:
THERE ARE THREE WAYS TO VOTE YOUR PROXY	COMPANY #

VOTE BY INTERNET — www.eproxy.com/mmm/ — Quick *** Easy *** Immediate

•    Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 8, 2006.

•    Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY TELEPHONE — 1-800-560-1965 — Quick *** Easy *** Immediate

•    Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 8, 2006.

•    Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope provided so that it is received by May 8, 2006 (by May 4, 2006 for participants in 3M’s Voluntary Investment Plan and Employee Stock Ownership Plan and the 3M Savings Plan).

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. The deadline for Internet or telephone voting is 12:00 p.m. (Central Time) on May 8, 2006 (by May 4, 2006, for participants in 3M’s Voluntary Investment Plan and Employee Stock Ownership Plan and the 3M Savings Plan).

If you vote your shares on the Internet or by telephone, you do not need to mail back the proxy card. YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

The Board of Directors Recommends a Vote “FOR” all Nominees:

1.	Election of directors — Nominees to 2009 Class:	01 Linda G. Alvarado 02 Edward M. Liddy	03 Robert S. Morrison 04 Aulana L. Peters	☐	Vote FOR all nominees (except as noted below)	☐	Vote WITHHELD from all nominees

To withhold authority to vote for any nominee, write the number(s) of the nominee(s) in the box provided to the right.

— Please fold here —

The Board of Directors Recommends a Vote “FOR” Items 2 and 3:

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as 3M’s Independent Registered Public Accounting Firm				☐ For ☐ Against		☐ Abstain
3.	Proposal to amend the Certificate of Incorporation to Declassify the Board and Authorize the Annual Election of the Board of Directors				☐ For ☐ Against		☐ Abstain

The Board of Directors Recommends a Vote “AGAINST” Items 4, 5, 6, and 7:

4	[Stockholder proposal regarding annual elections]				☐ For ☐ Against		☐ Abstain

5	Stockholder proposal regarding executive compensation				☐ For ☐ Against		☐ Abstain

6.	Stockholder proposal regarding 3M’s animal welfare policy				☐ For ☐ Against		☐ Abstain

7.	Stockholder proposal regarding 3M’s business operations in China				☐ For ☐ Against		☐ Abstain

In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” all nominees and “FOR” ITEMS 2 and 3 and “AGAINST” ITEMS 4, 5, 6, AND 7.
Date ______________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.